UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BLOGGERWAVE, INC.
(Name of small business issuer in its charter)

Nevada	7389	26-3126279
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

800 West El Camino Real, Suite 180
Mountain View, CA 94040
Tel: (650) 943-2490
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
1645 Village Center Circle, Suite 170
Las Vegas, NV 89134
Tel: (888) 528-2677
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Joseph M. Lucosky, Esq.
Loan Nisser, Esq.
Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Fax: (732) 395-4401

Approximate date of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price		Amount of Registration fee

Common Stock, $0.001 par value per share, issuable pursuant to the Reserve Equity Financing Agreement	21,199,500	(1)	$0.015	(3)	$317,992.50	(4)	$36.92

Common Stock, $0.001 par value per share, issued upon execution of the Reserve Equity Financing Agreement	5,988,000	(2)	$$0.015	(3)	$89,820		$10.43

Total	27,187,500		$$0.015	(3)	$407,812.50		$47.35

(1)
We are registering 21,199,500 shares of our common stock, par value $.001 per share (the “Put Shares”), which will be put to AGS Capital Group, LLC (“AGS”) pursuant to the Reserve Equity Financing Agreement (the “Equity Financing Agreement”), dated December 13, 2010 between AGS and the registrant.  The Equity Financing Agreement will be effective upon the date (the “Effective Date”) that the Securities and Exchange Commission (the “SEC”) declares effective this registration statement.

(2)
We are also registering 5,988,000 shares of our common stock (the “Commitment Shares”) that we issued to AGS upon execution of the Equity Financing Agreement as additional consideration for entering into the Equity Financing Agreement.

(3)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low bid prices of common stock of the registrant as reported on the Over-the-Counter Bulletin Board (the “OTCBB”) on February 7, 2011.

(4)
This amount represents the maximum aggregate value of common stock which may be put to AGS by the registrant pursuant to the terms and conditions of the Equity Financing Agreement between AGS and the registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

BLOGGERWAVE, INC.

27,187,500 Shares of Common Stock

This prospectus relates to the sale of up to 27,187,500 shares of our common stock, par value $.001 per share, by the selling stockholder AGS Capital Group, LLC (“AGS”), of which (i) up to 21,199,500 will be put (the “Put Shares”) to AGS pursuant to the Reserve Equity Financing Agreement (“Equity Financing Agreement”) and (ii) 5,988,000 were issued to AGS as additional consideration for executing the Equity Financing Agreement. The Equity Financing Agreement with AGS provides that AGS is committed to purchase up to $5,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate, in accordance with the terms and conditions of the Equity Financing Agreement.  Please refer to the section of this prospectus entitled “The AGS Transaction” for a description of the Equity Financing Agreement and the section entitled “Selling Stockholder” for additional information.

AGS is an “underwriter” within the meaning of the Securities Act, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Financing Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. AGS will pay us 87% of the lowest closing bid price of our common stock reported by Bloomberg, LP during the five consecutive trading days after the day that the common stock that is being advanced by the Company has been cleared at AGS’ brokerage account.

We will not receive proceeds from the sale of our shares by AGS. However, we will receive proceeds from the sale of our Put Shares under the Equity Financing Agreement. The proceeds will be used for working capital or general corporate purposes, including for a new version of our software and the payment of the fees and commissions incurred from entering into and consummating the transactions contemplated by the Equity Financing Agreement. We will bear all costs associated with this registration.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “BLGW.OB.” The shares of our common stock registered hereunder are being offered for sale by AGS at prices established on the OTCBB during the term of this offering, and AGS may sell the shares determined by the prevailing market price for the shares or in negotiated transactions.  On February 7, 2011, the closing price of our common stock as reported on the OTCBB was $.02. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 4.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________, 2011.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

SUMMARY FINANCIAL DATA	3

RISK FACTORS	4

FORWARD-LOOKING STATEMENTS	13

USE OF PROCEEDS	13

DETERMINATION OF OFFERING PRICE	13

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15

DESCRIPTION OF BUSINESS	21

LEGAL PROCEEDINGS	31

MANAGEMENT	31

EXECUTIVE COMPENSATION	33

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35

DESCRIPTION OF SECURITIES	36

AGS TRANSACTION	36

SELLING STOCKHOLDERS	37

PLAN OF DISTRIBUTION	37

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	39

LEGAL MATTERS	39

EXPERTS	39

ADDITIONAL INFORMATION	39

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010	F-2

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008	F-11

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the section entitled “Risk Factors,” the financial statements and the notes to the financial statements. In this Prospectus, the terms “Bloggerwave,” the “Company,” “our Company, “we,” “us” and “our” refer to Bloggerwave, Inc. and our operating subsidiary.

Our Company

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.  We believe that savvy consumers are increasingly distrustful of traditional modes of advertising, and are turning in ever-growing numbers to the Internet to seek unbiased opinions for product and service reviews. Because blogs are seen as independent, a blog review is not perceived as blatant advertising, but as an unbiased opinion from a trusted and credible blogger with a loyal, regular following. In this marketing environment, where consumers increasingly turn to each other for advice and recommendations for new products, we believe that tapping into the millions of independent bloggers worldwide is the next step for any company seeking to reach its targeted market.

Bloggerwave’s innovative business model connects corporate clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review such company’s specific products or services. We believe that a blog about a company increases its Internet buzz, credibility, site hits, ranking on search engines and ultimately, its bottom line.

Company History

We were incorporated in the State of Nevada on December 21, 2006 under the name Elevated Concepts, Inc. From inception through September 9, 2009, our business model was to export and sell green, eco-friendly, biodegradable, non-toxic household products and building materials used in housing construction and home renovation from North American manufacturers to the emerging markets of Russia, Ukraine and other Eastern European countries. We planned to start with sale and distribution of construction and household materials that would be used in “green development” projects in the suburban areas surrounding Moscow, Russia.

On September 9, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bloggerwave APS, a company incorporated under the laws of Denmark (“APS”). Pursuant to the terms and conditions of the Merger Agreement, we issued, in exchange for all of the issued and outstanding shares of APS, (i) an aggregate of 5,000,000 shares of our common stock to the shareholders of APS (the “APS Shareholders”) on the basis of 50,000 restricted shares of the Company for each one share held of record by the APS Shareholders and (ii) 3,000,000 shares of our common stock to the management of APS (“APS Management”). Further, we changed our name to Bloggerwave, Inc. by filing a Certificate of Amendment (the “Amendment”) to our Articles of Incorporation with the Secretary of State of the State of Nevada on November 19, 2009.  The Amendment also increased the number of our authorized shares of common stock from 75,000,000 to 200,000,000. Following the closing of the Merger Agreement, APS became the Company’s wholly owned operating subsidiary.

Recent Developments

On December 13, 2010, we entered into a Reserve Equity Financing Agreement (the “Equity Financing Agreement”) with AGS Capital Group, LLC (“AGS”), pursuant to which we may, from time to time, issue and sell to AGS up to five million dollars ($5,000,000) of our common stock. Further, as additional consideration for AGS entering into the Equity Financing Agreement, we issued to AGS, upon execution of the Equity Financing Agreement, 5,988,000 shares of our common stock, which equals five percent of AGS’ commitment amount.  This registration statement includes 5,988,000 of the total Commitment Shares.

The Offering

This offering relates to the sale of up to 27,187,500 shares of our common stock by AGS, of which (i) up to 21,199,500 will be put (the “Put Shares”) to AGS pursuant to the Equity Financing Agreement and (ii) 5,988,000 (the “Commitment Shares”) were issued to AGS as additional consideration for executing the Equity Financing Agreement.  Assuming the sale of all of the shares being registered in this registration statement, such shares would constitute approximately 20% of the Company’s outstanding common stock.

 Securities Offered

Common Stock to be offered by selling stockholder AGS:	Up to 27,187,500 shares of the Company’s common stock, par value $.001 per share

Common stock outstanding prior to this offering:	135,625,000 shares as of February 9, 2011

Common stock to be outstanding after giving effect to the issuance of up to 27,187,500 shares under the Equity Financing Agreement:	162,812,500 shares of the Company’s common stock

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of common stock offered by AGS. However, we will receive proceeds from the sale of our common stock under the Equity Financing Agreement, which we will use for working capital or general corporate purposes, including for a new version of our software and the payment of the fees and commissions incurred from entering into and consummating the transactions contemplated by the Equity Financing Agreement.  See “Use of Proceeds.”

Risk Factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors that you should consider carefully before making an investment decision.

Symbol on the Over-the-Counter Bulletin Board:	BLGW.OB

You should read the summary financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.  We derived the financial data as of September 30, 2010 from our financial statements included in this report.  The historical results are not necessarily indicative of the results to be expected for any future period.

Summary Financial Data

The following selected financial information is derived from the Company’s financial statements appearing elsewhere in this prospectus and should be read in conjunction with the Company’s financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Summary of Operations

For the Nine Months ended September 30,
	2010	2009
Total Revenue	$125,767	$56,500
Loss from operations	$(235,846)	$(138,583)
Net loss	$(246,444)	$(140,080)
Net loss per common share (basic and diluted)	$—	$—
Weighted average common shares outstanding	84,873,400	84,700,000

Statement of Financial Position
	September 30, 2010	December 31, 2009
Cash	$19,226	$115
Total assets	$95,758	$14,163
Working Capital	$(317,139)	$(168,483)
Long term debt	$—	$—
Stockholders’ equity ( deficit )	$(304,774)	$(166,228)

RISK FACTORS

This registration statement contains forward-looking statements that involve risks and uncertainties. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “plans,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this registration statement. The following risk factors should be considered carefully in addition to the other information in this registration statement before purchasing any of the Company’s securities.

RISKS RELATING TO THE COMPANY

WE HAVE A LIMITED OPERATING HISTORY.

There is limited historical financial information about us upon which to base an evaluation of our performance. We are in the start-up stage of operations and have not generated any revenues to date. You should be aware of the difficulties encountered by new enterprises, as we face all of the risks inherent in any new business. These risks include, but are not limited to, competition, the need for additional working capital, and the possible inability to adapt to various economic changes inherent in a market economy.  The likelihood of our success must be considered in light of these problems, expenses that are frequently incurred in the operation of a new business (e.g., possible cost overruns due to price and cost increases in services and products) and the competitive environment in which we will be operating.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE ABLE TO OPERATE PROFITABLY OR SUSTAIN POSITIVE CASH FLOW IN FUTURE PERIODS.

We have had a net loss in every year since inception. We had a net loss of approximately $(246,444) for the nine months ended September 30, 2010. As a result, becoming profitable will depend in large part on our ability to generate and sustain significantly increased revenue levels in future periods.

Our ability to continue to operate as a going concern is fully dependent upon the Company obtaining sufficient financing to continue its development and operational activities.  Our auditors have expressed their doubt about our ability to continue as a going concern unless we are able to generate profitable operations.  The ability to achieve profitable operations is in direct correlation to our ability to generate revenues or raise sufficient financing.  It is important to note that even if the appropriate financing is received, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from our operations.

WE WILL NEED ADDITIONAL CAPITAL TO FUND OUR FUTURE OPERATIONS AND, IF IT IS NOT AVAILABLE WHEN WE NEED IT, WE MAY NEED TO REDUCE OUR PLANNED DEVELOPMENT AND MARKETING EFFORTS, WHICH MAY IMPEDE OUR ABILITY TO GENERATE SUBSTANTIAL REVENUES.

We believe that our existing working capital and cash available from operations will not enable us to meet our working capital requirements for at least the next 12 months.  We are entirely dependent on raising additional capital through debt and or equity financings.   The development and marketing of our products and the expansion of distribution channels and associated support personnel requires a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital. We cannot assure that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

OUR MANAGEMENT TEAM DOES NOT HAVE EXTENSIVE EXPERIENCE IN PUBLIC COMPANY MATTERS, WHICH COULD IMPAIR OUR ABILITY TO COMPLY WITH LEGAL AND REGULATORY REQUIREMENTS.

We became a public company subject to the applicable reporting requirements under the securities laws of the United States upon consummation of a reverse merger with Bloggerwave APS, a Denmark company, on September 9, 2009.  Our management team has had very limited public company management experience or responsibilities. This could impair our ability to comply with legal and regulatory requirements, such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws, including filing required reports and other information required on a timely basis.  There can be no assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations.  Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

WE CONTINUE TO INCUR INCREASED COSTS AND DEMANDS UPON MANAGEMENT AS A RESULT OF COMPLYING WITH THE LAWS AND REGULATIONS AFFECTING PUBLIC COMPANIES, WHICH COULD AFFECT OUR OPERATING RESULTS.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. In addition, our management team has also had to adapt to the requirements of being a public company, as none of our senior executive officers had experience as an executive in the public company environment since the adoption of the Sarbanes-Oxley Act of 2002. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect recent rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain coverage the same as or similar to coverage that used to be available to us. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors, on committees of our board of directors or as our executive officers.

IF WE FAIL TO CONTINUE TO MAINTAIN PROPER AND EFFECTIVE INTERNAL CONTROLS, OUR ABILITY TO PRODUCE ACCURATE FINANCIAL STATEMENTS COULD BE IMPAIRED, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS, OUR ABILITY TO CONDUCT BUSINESS AND INVESTOR CONFIDENCE IN OUR COMPANY.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by management on our internal control over financial reporting.  This report contains, among other things, an assessment of the effectiveness of our internal control over financial reporting, including a statement regarding whether or not our internal control over financial reporting is effective.

If we fail to maintain proper and effective internal controls, we may not be able to complete our evaluation and testing and any required remediation in a timely fashion.  During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control is effective.  If we are unable to assert that our internal controls over financial reporting are effective, or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our common stock.  Failure to comply with the new rules might make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage.  The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

COMPLIANCE AND CONTINUED MONITORING IN CONNECTION WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changed legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from the achievement of revenue generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to uncertainties related to practice, our reputation might be harmed which would could have a significant impact on our stock price and our business. In addition, the ongoing maintenance of these procedures to be in compliance with these laws, regulations and standards could result in significant increase in costs.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTCBB, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF SHAREHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTCBB, such as Bloggerwave, Inc., must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCBB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCBB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY AGAINST LARGER COMPETITORS WITH GREATER RESOURCES, OUR PROSPECTS FOR FUTURE SUCCESS WILL BE JEOPARDIZED.

We face competition from other social media marketing companies in the United States, some of which may be larger or better established.  Management expects the competition to intensify in the future.  Pressures created by our competitors could negatively affect our business, results of operations and financial condition.

Our potential competitors may have longer operating histories, larger customer bases, greater brand recognition or significantly greater financial, marketing, technical and other resources. In addition, our competitors may acquire or be acquired by, receive investments from or enter into other commercial relationships with larger, well-established, and well-financed competitors. Therefore, some of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies, and devote substantially more resources to the development of their respective service offerings.  Increased competition may result in reduced operating margins, loss of market share and diminished value in our brands.  There can be no assurance that we will be able to compete successfully against current and future competitors.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY, WHICH COULD HARM OUR BUSINESS.

We anticipate expanding our business as we address growth in our customer base and market opportunities.  In order to manage the expected growth of our operations and personnel, we may be required to improve and implement operational and financial systems, procedures and controls, and expand, train and manage our growing employee base.  We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.  If we are not successful in establishing, maintaining and managing our personnel, systems, procedures and controls, our business will be materially and adversely affected.

ANY FUTURE ACQUISITIONS COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We may decide to acquire businesses, products or technologies in order to expand our offered services. We have not made any acquisitions to date, and therefore our ability to execute acquisitions successfully is unproven. Any acquisition could require significant capital outlays and could involve many risks, including, but not limited to, the following:

•
to the extent an acquired company has a corporate culture different from ours, we may have difficulty assimilating this organization, which could lead to morale issues, increased turnover and lower productivity than anticipated, and could also have a negative impact on the culture of our existing organization;

•	we may be required to record substantial accounting charges;

•	an acquisition may involve entry into geographic or business markets in which we have little or no prior experience;

•	integrating acquired business operations, systems, employees, services and technologies into our existing business, workforce and services could be complex, time-consuming and expensive;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	we may incur debt in order to fund an acquisition, or we may assume debt or other liabilities, including litigation risk, of the acquired company; and

•	we may have to issue equity securities to complete an acquisition, which would dilute our stockholders’ ownership position and could adversely affect the market price of our common stock.

Any of the foregoing or other factors could harm our ability to achieve anticipated levels of profitability from acquired businesses or to realize other anticipated benefits of acquisitions. We may not be able to identify or consummate any future acquisitions on favorable terms, or at all. If we do effect an acquisition, it is possible that the financial markets or investors will view the acquisition negatively. Even if we successfully complete an acquisition, it could adversely affect our business.

THE SUCCESS OF OUR BUSINESS MAY DEPEND ON OUR ABILITY TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

To establish and protect our intellectual property rights, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions, all of which offer only limited protection. We may enter into agreements with key employees, contractors, and parties with which we do business in order to limit access to and disclosure of our proprietary information. The steps we have taken to protect our intellectual property may not prevent the misappropriation of proprietary rights or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe our intellectual property. The enforcement of our intellectual property rights may depend on our taking legal action against these infringers, and we cannot be sure that these actions will be successful, even when our rights have been infringed.

WE MAY NOT BE ABLE TO GROW OUR BUSINESS UNLESS WE FURTHER DEVELOP OUR BRAND RECOGNITION AND MARKET OUR SERVICES IN A COST-EFFECTIVE MANNER.

A number of companies offer services that compete with ours in the United States.  We believe that developing and maintaining our distinctive brand image is critical to attracting additional customers.  Because we plan to continue building brand recognition, we may find it necessary to accelerate expenditures on our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness.  Accordingly, we intend to continue pursuing an aggressive brand enhancement strategy consisting primarily of interactive advertising sales and strategic development (including partnerships with major operators, publishers and ad networks).  Some of our initiatives may be expensive.  Any failure to successfully promote and maintain our brands would adversely affect our business and cause us to incur significant expenses in promoting our brand without an associated increase in our net revenues.

IF WE CANNOT PROTECT OUR DOMAIN NAMES, IT WILL IMPAIR OUR ABILITY TO SUCCESSFULLY PROMOTE OUR BRANDS.

We currently hold the web domain name www.bloggerwaveinc.com, which is critical to the operation of our business. The acquisition and maintenance of domain names, or Internet addresses, generally is regulated by governmental agencies and their designees.  The regulation of domain names in the United States and in foreign countries is subject to change.  Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business.  Furthermore, it is unclear whether laws protecting trademarks and similar proprietary rights will be extended to protect domain names.  Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.  We may not successfully carry out our business strategy of establishing a strong brand for Bloggerwave if we cannot prevent others from using similar domain names or trademarks. This could impair our ability to increase market share and revenues.

WE DEPEND ON OUR ABILITY TO DEVELOP AND MAINTAIN THE PROPRIETARY ASPECTS OF OUR TECHNOLOGY TO DISTINGUISH OUR PRODUCTS FROM OUR COMPETITORS’ PRODUCTS.

To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures. It is our policy to require employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

IF A THIRD PARTY ASSERTS THAT WE ARE INFRINGING ITS INTELLECTUAL PROPERTY, WHETHER OR NOT IT IS TRUE, IT COULD SUBJECT US TO COSTLY AND TIME-CONSUMING LITIGATION OR CAUSE US TO OBTAIN EXPENSIVE LICENSES, WHICH COULD HARM OUR BUSINESS.

We may get involved in litigation and have to defend against claims of patent infringement. Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other types of communications. If a third party successfully asserts a claim that we are infringing its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable, or at all. As not all currently pending patent applications are publicly available, we cannot anticipate all such claims or know with certainty whether our technology infringes the intellectual property rights of third parties. We expect that the number of infringement claims will increase as the number of competitors in our industry grows.

These claims against us, whether or not successful, could:

•	divert our management’s attention;

•	result in costly and time-consuming litigation;

•	require us to enter into royalty or licensing agreements, which might not be available on acceptable terms, or at all; and/or

•	require us to redesign our products to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. Even if we have not infringed a third party’s intellectual property rights, our legal defense could prove unsuccessful and require us to expend significant financial and management resources.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM OUR SITES.

We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our online sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our online sites through links to other online sites or through content and materials that may be posted by members in chat rooms or bulletin boards.

WE MAY BE EXPOSED TO LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET.

We may be subject to claims relating to content that is published on or downloaded from our web site or the blogs containing our customers’ advertising.  We also could be subject to liability for content that is accessible from our web site through links to other web sites.

WE DO NOT MAINTAIN ANY INSURANCE POLICIES.

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a liability action, we may not have sufficient funds to defend the litigation. If that occurs, a judgment could be rendered against us that could cause us to cease operations.

THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

Our success is highly dependent on the continued efforts of all the members of our executive management team, especially that of Mr. Ulrik Svane Thomsen, our President, CEO, CFO, Treasurer and Director. If any of our executive management team should retire or leave we may not be successful in attracting and/or retaining key personnel in the future. Our failure to do so could adversely affect our business and financial condition. We do not have employment agreements with any of our management personnel, nor do we do not carry any “key-man” insurance on the lives of any of our officers or employees.  Further, should operations expand, we will need to hire persons with a variety of skills and competition for these skilled individuals could be intense.

WE MAY BE SUBJECT TO DISCIPLINE BASED ON OUR FAILURE TO FILE AN INFORMATION STATEMENT AS REQUIRED BY SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WITH THE SEC REGARDING OUR NAME CHANGE, INCREASE IN THE NUMBER OF AUTHORIZED SHARES AND THE ELECTION OF DIRECTORS.

Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are required to furnish a publicly-filed Information Statement on Schedule 14C to every stockholder in connection with any proposed corporate action requiring a stockholder vote. Further, Section 14 requires us to provide an information statement on Schedule 14f-1 regarding a change in control of our Board.  Therefore, we were required to notify our stockholders by filing an Information Statement on Schedule 14C prior to amending our Articles of Incorporation to reflect our name change and increase in the number of our authorized shares of common stock. Although this action was approved by the holders of the majority of our outstanding shares of common stock, such action should not have been effectuated without the filing of the Information Statement on Schedule 14C.

Furthermore, we were required to notify our stockholders and file an information statement on Schedule 14f-1 before approving additional members to our Board of Directors resulting in a change of control of our Board. Although a change in the majority of directors does not require stockholder approval, the information statement on Schedule 14f-1 would have provided notice to the stockholders of the action taken by the Company as required by Section 14.

Because we failed to file the above referenced information statements regarding such corporate actions, we may be subject to discipline by the SEC as a result of our failure to comply with Section 14 of the Exchange Act.

RISKS RELATED TO OUR INDUSTRY

THE MARKET FOR INTERNET ADVERTISING IS STILL DEVELOPING, AND IF THE INTERNET FAILS TO GAIN FURTHER ACCEPTANCE AS A MEDIUM FOR ADVERTISING, WE WOULD EXPERIENCE SLOWER REVENUE GROWTH THAN EXPECTED OR A DECREASE IN REVENUE AND WOULD INCUR GREATER THAN EXPECTED LOSSES.

Our future success depends, in part, on the continued use of the Internet as an advertising and marketing medium.  The Internet advertising market is still developing, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising solutions are uncertain.  Some of our current and potential customers have or could have little or no experience with Internet advertising and have allocated only a limited portion of their advertising and marketing budgets to Internet activities.  The adoption of Internet advertising, particularly by entities that have historically relied upon traditional methods of advertising and marketing, requires the acceptance of a new way of advertising and marketing.  These customers may find Internet advertising to be less effective for meeting their business needs than traditional methods of advertising and marketing.

IF THE USE OF THE INTERNET AS MEDIA FOR ADVERTISING DOES NOT CONTINUE TO GROW, OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED.

We cannot assure you that a sufficiently broad base of companies will adopt, and continue to use, the Internet as media for advertising.  Use of the Internet to advertise is at a relatively early stage of development.

Demand for recently introduced services and products over the Internet is subject to a high level of uncertainty. The continued development of the Internet as a viable advertising marketplace is subject to a number of factors, including:

•	continued growth in the number of users of such services;

•	continued development of the necessary technological infrastructure;

•	consistent quality of service;

•	availability of cost-effective, high speed service;

•	uncertain and increasing government regulation; and

•	the development of complementary services and products.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN THE INTERNET INDUSTRY.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose users and market share to our competitors.  The Internet is characterized by rapid technological change.  Sudden changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices could render our existing online sites and proprietary technology and systems obsolete.  The emerging nature of services and products in the online markets in which our brand operates and their rapid evolution will require that we continually improve the performance, features and reliability of our online services. Our success will depend, in part, on our ability:

•	to enhance our existing services;

•	to develop and license new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and users; and

•	to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of online sites and other proprietary technology entails significant technological and business risks and requires substantial expenditures and lead time.   We may be unable to use new technologies effectively or adapt our online site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards.  Updating our technology internally and licensing new technology from third parties may require significant additional capital expenditures.

GOVERNMENT REGULATIONS COULD RESTRICT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN.

Laws applicable to e-commerce, online privacy and the Internet generally are becoming more prevalent. It is possible that new laws and regulations may be adopted regarding the Internet or other online services in the United States and foreign countries. Such laws and regulations may address user privacy, freedom of expression, unsolicited commercial e-mail (spam), pricing, content and quality of services and products, taxation, advertising, intellectual property rights and information security.  The nature of such legislation and the manner in which it may be interpreted and enforced cannot be fully determined at this time.  Such legislation could subject us and/or our customers to potential liability or restrict our present business practices, which, in turn, could have an adverse effect on our business, results of operations and financial condition.  In addition, the U.S. Federal Trade Commission has investigated the privacy practices of several companies that collect information about individuals on the Internet. The U.S. Federal Trade Commission has also released self-regulatory principles for online behavioral advertising. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use generally, which, in turn, could decrease the demand for our service or increase our cost of doing business or in some other manner have a material adverse effect on our business, results of operations and financial condition.

Changes to existing laws or the passage of new laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO DELIVER VARIOUS SERVICES IF THIRD PARTIES FAIL TO PROVIDE RELIABLE SOFTWARE, SYSTEMS AND RELATED SERVICES TO OUR BLOGGERS.

Our bloggers are dependent on various third parties for software, systems and related services in connection with our hosting, placement of advertising, data transmission and security systems.  These third parties are dependent on reliable delivery of services from others.  If our bloggers’ current providers were to experience prolonged systems failures or delays, they would need to pursue alternative sources of services. Although alternative sources of these services are available, they may be unable to secure such services on a timely basis or on terms favorable to them. As a result, we may experience business disruptions if these third parties fail to provide reliable software, systems and related services to our bloggers.

SYSTEMS DISRUPTIONS AND FAILURES COULD CAUSE ADVERTISER OR USER DISSATISFACTION AND COULD REDUCE THE ATTRACTIVENESS OF OUR SITES.

The continuing and uninterrupted performance of our computer systems and the computer systems of our bloggers is critical to our success.  Our customers may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our services and content to them.  Substantial or repeated system disruption or failures would reduce the attractiveness of our services significantly.

Fire, floods, earthquakes, power loss, telecommunications failures, break-ins, acts of terrorism and similar events could damage these systems. Our operations depend on the ability of third parties to protect its own systems, our systems, and those of our bloggers in data centers against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. These third parties do not guarantee that Internet access will be uninterrupted, error-free or secure.  Any system disruption or failure, security breach or other damage that interrupts or delays our operations could cause us to lose customers and advertisers and adversely affect our business and results of operations.

Computer viruses, electronic break-ins or other similar disruptive problems also could materially and adversely affect our business.  Our sites must accommodate site traffic and deliver frequently updated information.  We do not carry general liability insurance to cover any claims by dissatisfied customers.

RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK MAY BE CONSIDERED “A PENNY STOCK” AND MAY BE DIFFICULT FOR YOU TO SELL.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been since our trading history began on July 11, 2006, and may continue to be, less than $5.00 per share, and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

YOU COULD BE DILUTED FROM THE ISSUANCE OF ADDITIONAL COMMON STOCK.

As of February 9, 2011, we had 135,625,000 shares of common stock outstanding.  We are authorized to issue up to 200,000,000 shares of common stock. To the extent of such authorization, our Board will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board may consider sufficient.  The issuance of additional common stock in the future may reduce your proportionate ownership and voting power.

WE HAVE NOT AND DO NOT INTEND TO PAY ANY DIVIDENDS. AS A RESULT, YOU MAY ONLY BE ABLE TO OBTAIN A RETURN ON INVESTMENT IN OUR COMMON STOCK IF ITS VALUE INCREASES.

We have not paid dividends in the past and do not plan to pay dividends in the near future. We expect to retain earnings to finance and develop our business. In addition, the payment of future dividends will be directly dependent upon our earnings, our financial needs and other similarly unpredictable factors. As a result, the success of an investment in our common stock will depend upon future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

WE ARE REGISTERING AN AGGREGATE OF 27,187,500 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE RESERVE EQUITY FINANCING AGREEMENT. THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering an aggregate of 27,187,500 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Reserve Equity Financing Agreement with AGS Capital Group, LLC. These shares of our common stock will represent approximately 20% of our shares outstanding immediately after our exercise of the put right. The sale of these shares into the public market by AGS Capital Group, LLC could depress the market price of our common stock.

AGS CAPITAL GROUP, LLC WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to AGS Capital Group, LLC (“AGS”) pursuant to the Reserve Equity Financing Agreement will be purchased at a 87% discount of the lowest closing bid price of our common stock reported by Bloomberg, LP during the five consecutive trading days after the day that the common stock that is being advanced by the Company has been cleared at AGS’ brokerage account..  AGS has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If AGS sells the shares, the price of our common stock could decrease.  If our stock price decreases, AGS may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct you. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following:

•	the availability and adequacy of our cash flow to meet our requirements and additional capital to support development;

•	economic, competitive, demographic, industry, business and other conditions in our local and regional markets;

•	actions taken or not taken by third-parties, including our clients and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	the failure to obtain or loss of any license or permit;

•	changes in our business and growth strategy, capital improvements or development plans; and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this registration statement.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except as required by applicable law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholder AGS Capital Group, LLC (“AGS”).  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive proceeds of up to $5,000,000 pursuant to the Reserve Equity Financing Agreement dated December 13, 2010 between our Company and AGS (the “Equity Financing Agreement”).  Any proceeds from AGS that we receive under the Equity Financing Agreement will be used for working capital and general corporate purposes, including for a new version of our software and the payment of the fees and commissions incurred from entering into and consummating the transactions contemplated by the Equity Financing Agreement.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of our common stock covered by this prospectus will be determined by the prevailing public market price for such shares or by negotiations between the AGS and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (the “OTCBB”).  From July 14, 2009 to January 20, 2010, our common stock was quoted on the OTCBB under the symbol “ELVT.OB.” On January 20, 2010, we began trading under our current symbol “BLGW.OB.” Because we are quoted on the OTC Bulletin Board, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

Quarter ended	Low Bid Price	High Bid Price

September 30, 2009	$—	$—
December 31, 2009	$—	$—
March 31, 2010	$0.90	$1.00
June 30, 2010	$0.09	$1.01
September 30, 2010	$0.03	$0.19
December 31, 2010	$0.01	$0.04

Information for the periods referenced above has been furnished by the OTC Bulletin Board. The quotations furnished by the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

We have never declared or paid any cash dividends on our common stock nor do we intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as our board of directors deems relevant.

Our common stock is subject to rules adopted by the Securities and Exchange Commission (“SEC”) regulating broker dealer practices in connection with transactions in “penny stocks.” Those disclosure rules applicable to “penny stocks” require a broker dealer, prior to a transaction in a “penny stock” not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the SEC. That disclosure document advises an investor that investment in “penny stocks” can be very risky and that the investor’s salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in “penny stocks,” to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in the security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Holders

As of February 9, 2011, there were 139 holders of record of our common stock.

Dividends

We have not paid any cash dividends on our common stock since inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corp., which has a business address at 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121, and a telephone number of (801) 274-1088.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS.”

Our functional currency is the Danish Krone (“DKK”); however, certain transactions are denominated in United States Dollars or other currencies. Our financial statements are translated to United States Dollars for reporting purposes and are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect that we will require additional capital to meet our long term operating requirements. If so, we plan to raise additional capital through, among other things, the sale of equity and/or debt securities.

RESULTS OF OPERATIONS

For the three months Ended September 30, 2010 compared to the three months Ended September 30, 2009

We incurred operating expenses of $91,235 and $152,205 for the three month periods ended September 30, 2010 and 2009, respectively. The decrease of $60,970 is a result of the increase in professional fees and consulting fees incurred with respect to the acquisition transaction on September 9, 2009.

During the three months ended September 30, 2010, we recognized a net loss of $94,902 compared to a net loss of $138,267 for the three months ended September 30, 2009. The increase was a result of the additional costs incurred for the acquisition transaction, as noted above.

For the nine months Ended September 30, 2010 compared to the nine months Ended September 30, 2009

We incurred operating expenses of $299,155 and $183,386 for the nine month periods ended September 30, 2010 and 2009, respectively. The increase of $115,769 is a result of the increase in overall operations (sales increased by $69,267 or 122.6% from the prior period), as well as the fact that the Company incurred professional fees with respect to its SEC filings and consulting fees with respect to further maintenance and revisions to the Company’s website.

During the nine months ended September 30, 2010, we recognized a net loss of $246,444 compared to a net loss of $140,080 for the nine months ended September 30, 2009. The increase was a result of the items noted above.

Working Capital

	September 30, 2010 $	December 31, 2009 $
Current Assets	83,395	11,908
Current Liabilities	400,532	180,391
Working Capital (Deficit)	(317,137)	(168,483)

As at September 30, 2010, the Company had current assets of $83,395, comprised of cash of $19,226 and prepayment of future services totaling $64,169.  The Company had current liabilities of $400,532 comprised of accounts payable and accrued liabilities of $71,898, amounts due to related parties of $129,117, notes payable of $144,890, and convertible note payable and resulting derivative liability totaling $54,627.

The increase in working capital deficit from $168,483 at December 31, 2009 to $317,137 at September 30, 2010 is attributed to additional debt financing received from the Company to settle outstanding day-to-day operating costs of the Company.

The amount of working capital that we will need to operate for the next twelve months is approximately $500,000.  Of that amount, we estimate that approximately $75,000 will be needed to pay for the costs of being a public reporting company.  The balance of our working capital will be used to pay programming costs for a new version of software and our legal fees and expenses, accounting fees and server costs, which are basically the Company’s only other expenses.  We intend to obtain  working capital from AGS Capital Group, LLC pursuant to an equity financing agreement that we hope to enter into with AGS Capital Group.

Cash Flows

	Nine months Ended September 30, 2010 $	Nine months Ended September 30, 2009 $
Cash Flows from (used in) Operating Activities	(223,418)	(67,828)
Cash Flows from (used in) Investing Activities	(12,886)	-
Cash Flows from (used in) Financing Activities	230,708	73,615
Effect of Exchange Rate Changes on Cash	24,707	(5,898)
Net Increase (decrease) in Cash During Period	19,111	(111)

During the nine months ended September 30, 2010, the Company used cash of $223,418 for operating activities compared to $67,828 for the nine months ended September 30, 2009.  The increase in the cash used for operating activities was attributed to the fact that the Company increased its level of operating activity during the current year as a significant amount of time was spent in the prior year relating to the acquisition transaction that finalized on September 9, 2009.

During the nine months ended September 30, 2010, the Company used cash of $12,886 for the purchase of additional property and equipment compared to no investing activities during the nine months ended September 30, 2009.

During the nine months ended September 30, 2010, the Company received cash of $230,708 from financing activities compared to $73,615 during the nine months ended September 30, 2009.  The increase in cash from financing activities is attributed to proceeds of $50,000 received from the convertible note payable, bearing interest at 8% per annum and due in April 2011, proceeds of $132,890 from various notes payable to non-related party of which interest ranges from 8-10% per annum and are due on demand, as well as proceeds of $47,818 from related parties for financing of the Company’s day-to-day operations.  In the prior year, the Company received $32,800 from the issuance of 28,700,000 common shares, $12,000 from a note payable from a former director of the Company, and $27,595 from related parties.

Our auditors have expressed their doubt about our ability to continue as a going concern unless we are able to generate profitable operations.

For the Fiscal Years Ended December 31, 2009, and December 31, 2008

Sales Revenue and Gross Profit

	December 31, 2009 $	December 31, 2008 $
Sales Revenue	120,719	152,981
Cost of Goods Sold	24,235	25,019
Gross Profit	96,484	127,962
Gross Profit Margin	79.9%	83.6%

During the year ended December 31, 2009, we generated sales revenue of $120,719 as compared to $152,981 during the year ended December 31, 2008. The decrease in sales revenue is attributed to the fact that we focused and spent a lot of time in 2009 on developing our internet site and tools. In 2009, we signed an Authorized Reseller Agreement (the “Agreement”) with Salomatkin and Partners, a company incorporated in Russia, for the non-exclusive right to resell our products in the Moscow region, which has not generated revenues for us.

The overall gross profit margin decreased during fiscal 2009 as a result of increasing competition, as the cost of entry for blogging is quite low given the advance of technology and the use of internet as a medium for social networking and communication.

Operating Expenses and Net Comprehensive Loss

During the year ended December 31, 2009, we incurred general and administrative expenses of $253,713 as compared to $258,949 during the year ended December 31, 2008. Overall, the Company’s overhead costs, comprised mainly of salary expense, rent expense, office supplies, utilities, and professional fees relating to accounting, audit, and legal services related to SEC filings, were consistent year-to-year as the nature of the Company’s operations did not change significantly.

The net loss for the year ended December 31, 2009 was $163,498 as compared to $128,533 for the year ended December 31, 2008. The overall increase in net loss was due to a decrease in sales revenue and costs incurred with respect to the due diligence and finalization of the merger transaction on September 9, 2009.

Assets, Liabilities, and Working Capital

As at December 31, 2009, the Company had total assets of $14,163 as compared to total assets of $13,747 as at December 31, 2008. Overall, the Company’s cash balance was consistent to the prior year.

As of December 31, 2009, the Company had total liabilities of $180,391 as compared to total liabilities of $110,422 as at December 31, 2008. The increase in total liabilities was attributed to increases in financing from related parties of $69,977 that were used to support the ongoing working capital of the Company.

As at December 31, 2009, the Company had a working capital deficit of $168,483 as compared to $100,166 as at December 31, 2008. The increase in working capital deficit is attributed to the fact that the Company obtained financing from related parties and used the proceeds to pay down outstanding obligations and incur general expenditures.

Cashflows from Operating Activities
During the year ended December 31, 2009, the Company incurred $101,876 of cash for operating activities as compared to $16,109 during the year ended December 31, 2008. The increase in the use of cash for operating activities was attributed to the fact that proceeds received from financing activities were used to repay outstanding obligations of the Company.

Cashflows from Investing Activities

During the year ended December 31, 2009, the Company incurred no cash for investing activities compared to $1,905 during the year ended December 31, 2008 relating to the purchase of computer and office equipment.

Cashflows from Financing Activities

During the year ended December 31, 2009, the Company received $106,878 of cash from financing activities compared to $14,863 during the year ended December 31, 2008. The increase in cash proceeds from financing activities was attributed to an increase of $70,655 of proceeds from related parties.

LIQUIDITY AND CAPITAL RESOURCES

We believe that our existing working capital and cash available from operations will not enable us to meet our working capital requirements for at least the next 12 months.  We need funding to complete our new software and capital for our new sales office in U.S. that we opened in January.  We intend to obtain this capital from AGS Capital Group, LLC (“AGS”) pursuant to a Reserve Equity Financing Agreement dated December 13, 2010 (“Equity Financing Agreement”) that we entered into with AGS.  Under the Equity Financing Agreement, AGS has committed to purchase up to $5 million of our registered, free trading common stock, effective upon this registration statement going effective.

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes for the reporting period. Significant areas requiring the use of management estimates relate to the valuation of its mineral leases and claims and our ability to obtain final government permission to complete the project.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Recent Accounting Pronouncements

In March 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-11 (ASU 2010-11), “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives.”  The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010.  Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update.  The Company does not expect the provisions of ASU 2010-11 to have a material effect on the financial position, results of operations or cash flows of the Company.

In February 2010, the FASB Accounting Standards Update 2010-10 (ASU 2010-10), “Consolidation (Topic 810): Amendments for Certain Investment Funds.”  The amendments in this Update are effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009 and for interim periods within that first reporting period. Early application is not permitted.  The Company’s adoption of provisions of ASU 2010-10 did not have a material effect on the financial position, results of operations or cash flows.

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (ASC Topic 855) “Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”). ASU No. 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption did not have an impact on the Company’s financial position and results of operations.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis.  This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010.

In January 2010, the FASB issued an amendment to ASC 505, Equity, where entities that declare dividends to shareholders that may be paid in cash or shares at the election of the shareholders are considered to be a share issuance that is reflected prospectively in EPS, and is not accounted for as a stock dividend.  This standard is effective for interim and annual periods ending on or after December 15, 2009 and is to be applied on a retrospective basis.  The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

In October 2009, the FASB issued an amendment to the accounting standards related to certain revenue arrangements that include software elements. This standard clarifies the existing accounting guidance such that tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality, shall be excluded from the scope of the software revenue recognition accounting standards. Accordingly, sales of these products may fall within the scope of other revenue recognition standards or may now be within the scope of this standard and may require an allocation of the arrangement consideration for each element of the arrangement. This standard is effective commencing January 1, 2011 and is not expected to have a material effect on the Company’s financial statements.

In October 2009, the FASB issued an amendment to the accounting standards related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard is effective commencing January 1, 2011 and is not expected to have a material effect on the Company’s financial statements.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard is effective for the Company on October 1, 2009 and is not expected to have a material effect on the Company’s financial statements.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, the independent auditors' report accompanying our December 31, 2009 and December 30, 2008 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared “assuming that we will continue as a going concern,” which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

PLAN OF OPERATION AND FUNDING

Existing working capital, cash flow from operations, further advances from the bank, as well as debt instruments or stock subscriptions are expected to be adequate to fund our operations over the next twelve months. Generally, we have financed operations to date through the proceeds of stock subscriptions, bank financing and related party loans.

In connection with our business plan, management anticipates that administrative expenses will increase over the next twelve months. Additional issuances of equity or convertible debt securities may be required which will result in dilution to our current shareholders. Furthermore, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business opportunities, which could significantly and materially restrict our business operations.

MATERIAL COMMITMENTS

We do not have any material commitments for the fiscal years ended December 31, 2009, and 2008.

Related Party Loan

The Company owed to the Directors and stockholders the following amounts on the indicated dates:

December 31, 2008	$6,255
December 31, 2009	$81,299

Such loans are unsecured, also, as of December 31, 2009, we had a loan from an individual who was a former Director and Officer of the Company for $12,000. The loan was provided for working capital purposes and carries an interest rate of 6% non-interest bearing, and have no terms for repayment. We anticipate that this amount will continue to increase over the next 12 months.

PURCHASE OF SIGNIFICANT EQUIPMENT

We do not intend to purchase any significant equipment during the next twelve months.

DESCRIPTION OF BUSINESS

History

We were incorporated in the State of Nevada on December 21, 2006 under the name Elevated Concepts, Inc. From inception through September 9, 2009, our business model was to export and sell green, eco-friendly, biodegradable, non-toxic household products and building materials used in housing construction and home renovation from North American manufacturers to the emerging markets of Russia, Ukraine and other Eastern European countries. We planned to start with sale and distribution of construction and household materials that would be used in “green development” projects in the suburban areas surrounding Moscow, Russia.

On September 9, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bloggerwave APS, a company incorporated under the laws of Denmark (“APS”). Pursuant to the terms and conditions of the Merger Agreement, we issued, in exchange for all of the issued and outstanding shares of APS, (i) an aggregate of 5,000,000 shares of our common stock to the shareholders of APS (the “APS Shareholders”) on the basis of 50,000 restricted shares of the Company for each one share held of record by the APS Shareholders and (ii) 3,000,000 shares of our common stock to the management of APS (“APS Management”). Further, we changed our name to Bloggerwave, Inc. by filing a Certificate of Amendment (the “Amendment”) to our Articles of Incorporation with the Secretary of State of the State of Nevada on November 19, 2009.  The Amendment also increased the number of our authorized shares of common stock from 75,000,000 to 200,000,000. Following the consummation of the transactions contemplated by the Merger Agreement (the “Merger”), APS became the Company’s wholly owned operating subsidiary.

In connection with changing the name of our Company and increasing the number of authorized shares of our common stock through the filing of the Certificate, we failed to comply with Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Prior to amending our Articles of Incorporation, we were required to notify our stockholders and file an Information Statement on Schedule 14C with the SEC in accordance with Regulation 14C of the Exchange Act. Although our Board of Directors (the “Board”) and the majority of our stockholders approved the Merger Agreement, the name change, the increase in the number of authorized shares and the amendment to our Articles of Incorporation, such actions should not have been effectuated without the filing of an Information Statement on Schedule 14C.

Further, as a result of the Merger, our then-existing directors resigned and concurrently appointed Mr. Ulrik Svane Thomsen (“Mr. Thomsen”) and Mr. Jacob Lemmeke (“Mr. Lemmeke”) as members of our Board. Pursuant to Rule 14f-1 promulgated under the Exchange Act, we were required to notify our stockholders and file an Information Statement on Schedule 14F with the SEC disclosing the change in control of the Board. The Company effected the change in its Board without complying with Rule 14f-1 promulgated under the Exchange Act.

Overview

Our Company helps our clients, ranging from individuals to corporate clients, harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.  We believe that savvy consumers are increasingly distrustful of traditional modes of advertising, and are turning in ever-growing numbers to the Internet to seek unbiased opinions for product and service reviews. Because blogs are seen as independent, a blog review is not perceived as blatant advertising, but as an unbiased opinion from a trusted and credible blogger with a loyal, regular following. In this marketing environment, where consumers increasingly turn to each other for advice and recommendations for new products, we believe that tapping into the millions of independent bloggers worldwide is the next step for any company seeking to reach its targeted market.

Bloggerwave’s innovative business model connects corporate clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review such company’s specific products or services. We believe that a blog about a company increases its Internet buzz, credibility, site hits, ranking on search engines and ultimately, its bottom line.

We have over 50,000 registered bloggers, and have served many well-known corporate clients. We intend to maintain our competitive position in Europe and expand into markets in Asia and the United States.

Our Business

We were founded to address an emerging trend on the Internet, namely the rise and power of social media such as blogs, online communities and social networks such as MySpace and Facebook, in an environment where consumers spend more and more hours online and increasingly turn to the Internet for consumer guidance.  Our founders Messrs. Thomsen and Lemmeke saw these emerging forms of media as new, unchartered platforms for lucrative advertising opportunities. Unlike blatant or obtrusive advertising in the form of flashing or moving banner ads, our founders believed that blogs can provide advertising via a subtle promotion inside the media itself.  They perceived people being inundated with information and growing weary and distrustful of advertising, and that consumers were increasingly turning to their peers on the Internet for product reviews or opinions.  The Bloggerwave business model capitalizes on this paradigm shift in consumer focus, targets the blogs (or consumer peers) directly for marketing opportunities, and incentivizes bloggers with wide readerships to review, test and/or promote certain products or services, and write about them on their blogs.

We believe that paying bloggers to write independently about a company’s products or services is the ultimate publicity strategy because of the common perception that blogs are independent and are an unbiased opinion from a trusted blogger with a loyal, regular following, and thus are more credible than traditional advertising. Further, the blogger benefits from writing about a company because it increases its search engine ranking (“Search Engine Optimization”) and Internet presence in general.

Model

We have developed an innovative yet straightforward business model that helps companies spread Internet ‘buzz’ about their products, brands and services. We believe that marketers are increasingly realizing that blogs are gathering large, loyal and youthful followings, and that we meet the needs of such companies wishing to access these markets.

Bloggerwave for Corporations – How it Works

1.	Corporate clients sign an agreement with Bloggerwave.

2.	They log on to a secure system and post advertorial assignments for a pre-approved pool of thousands of registered bloggers worldwide.

3.	Registered bloggers review the assignments for various products and services, and select relevant products or services to write about on their blogs.

4.	Bloggerwave reviews blog postings to ensure they are in accordance with client guidelines, and approves appropriate postings.

5.	Blogs remain published on the World Wide Web for at least 30 days, but in most cases, the postings are indefinite.

6.	All blogger postings are ranked by search engines and syndicated via RSS.

7.	Clients pay a fee per posting, and Bloggerwave pays the bloggers.

8.	Clients are able to regularly review the progress of their blogging campaigns.

Client assignments are shown on a virtual notice board accessible to all registered bloggers. The guidelines posted state exactly what the company wants to achieve, including if certain photos, descriptions, and links are required. Furthermore, a Bloggerwave team personally assists clients in writing the core copy and choosing which type of blog is best suited for their purposes.

Bloggerwave approves all assignments. Once an assignment is approved and posted on the Internet, Bloggerwave debits the client’s account. Bloggerwave pays the bloggers.

A dynamic tracking link will shows clients how their message is spreading across the internet. Every time they access their Bloggerwave account, they can view vital statistical information about how their message is spreading around the Internet.

Bloggerwave for Bloggers:

More and more people have their own blogs. Based on information available on www.alexa.com, there are close to 200,000 new blogs being created every day.

Bloggers are increasingly looking for potential revenue streams, such as by posting ads, affiliate links and paid postings.

By registering with Bloggerwave, bloggers gain access to a plethora of paid posting opportunities. Bloggers review potential assignments and select those that are relevant for their blogs and their unique ‘voice’ on the Internet. For example, a technology blogger would be more inclined to review and promote a new cell phone rather than a new cosmetic fragrance.

Once bloggers have written a post, Bloggerwave checks the links and assesses the work. The post is then either approved or rejected, and if it is approved, the blogger is paid for the post.

The Market for Bloggerwave

Social Media Optimization

We believe that companies that are always looking for new ways to reach their target markets have realized that the best way to access the hearts and minds of their customers is by reaching out through social media such as blogs, online communities and online social networks, etc.  We perceive that progressive companies that are “in the know” are increasingly accessing their markets through viral marketing campaigns on YouTube, MySpace Facebook, and Twitter. We believe that commercial blogging is a logical extension of this trend.

We believe that our Company is at the forefront of the developing industry Social Media Optimization (SMO), which has become an integral part of Online Reputation Management or Search Engine Reputation Management, which in turn are key components to organizations that want to increase their online presence and enhance their reputation.  Furthermore, smart businesses are leveraging SMO for more than just marketing. Used strategically, SMO can help a company with its product and service development, brand building, customer satisfaction and relations and business development. Bloggerwave enables companies to track how their message is spreading around the Internet, including consumer reactions.  SMO not only influences brand awareness and reputation, improves search engine ranking, enhances traffic for desired website, and generates leads, but also improves internal communication and online sales very effectively.

Why Corporations are Increasingly Using SMO

1.	It is where the Consumers are

No matter how non-technical customers are, social media impacts their consumption decisions. Social media’s impact on traditional media is increasing on a daily basis. Newspapers, television and radio are realizing that certain social networks are sometimes even faster than the AP newswire. This impacts which news is presented in a traditional sense. The geeks, webmasters and trendsetters are now watching social media outlets and re-publishing to customer consumer channels.

2.	Social Media Optimization increases Return on Investment

SMO has resulted in positive Return on Investment that is compelling companies to invest more in SMO. It has been observed that companies with higher levels of social media activity increase their sales considerably, while the least active ones see a drop in sales. The Economic Intelligence Unit claims that 80% of companies believe that social media has the potential to increase company revenue.

3.	The Competition is Doing It

In a March 2009 Forrester Research survey of a sample of 203 U.S. companies pursuing online marketing, 40% were shown to be currently use SMO, 55% plan on using it within the next 12 months, and 65% plan on using it after a year.

4.	More Social = More Search

More searches  lead to more SMO, which leads to more customers and ultimately to more business.

5.	Website traffic

The worldwide web is becoming more and more de-centralized. After consumers do their initial searches through search engines such as Google, they start looking for communities of likeminded people who are passionate and want to have a conversation about companies, their products or something related. We believe that companies need to be in these communities to increase traffic, and that SMO can drive already-engaged and curious customers to company websites.

SMO –The Rising Numbers

SMO marketing is a relatively new field that is closely associated with SEO marketing, which engaging in strategies to ensure that a company’s name turns up high on search engines. SMO marketing is considered the “next generation” of SEO marketing.

The following pages and charts list the top performing SEO marketing companies in the United States and the United Kingdom. Because SMO is relatively new, no such equivalent market data yet exists for SMO.

Top 5 U.S. SEO Companies:
Best Search Engine Optimization Companies - November 2009

Source: www.invisiblepr.com

Top 5 SEO U.K. Companies:
Best Search Engine Optimization Companies- November 2009

Source: www.invisiblepr.com

Competitive Analysis

Although Bloggerwave’s business plan has only been implemented since 2009, we have (i) reached the milestone of acquiring 50,000 bloggers in our international networks (refer to http://finance.yahoo.com/news/Bloggerwave-Hits-Milestone-of-iw-1700578356.html?x=0&.v=1), (ii) launched several advertising campaigns for clients around the globe (refer to http://finance.yahoo.com/news/Bloggerwave-Launches-First-iw-1069516802.html?x=0&.v=1), and acquired some of the most recognizable brand names in consumer culture, such as Coca-Cola, Sony and McDonalds (refer to http://www.bloggerwaveinc.com/pages/1095/clients). Furthermore, Bloggerwave believes that its rapid success and growth within the international market has made it a leader among the world’s top Sponsored Blog Post companies.

Our major competitors, all of which are U.S.-based, consist of the following:

1. PayPerPost	www.PayPerPost.com

2. ReviewMe	www.reviewme.com

3. SponsoredReview s	www.sponsoredreviews.com

4. Blogsvertise	www.blogvertise.com

5. Smorty	www.smorty.com

6. PayU2Blog	www.payu2blog.com

Bloggerwave’s Competitive Advantage

Bloggerwave sets itself apart from the competition in the following ways:

European Market Leader

As a U.S.-based company with operations based in Europe, we believe that we are better  poised for growth due to our international presence and direct access to advertising in international markets.

Multilingual

Bloggerwave has English, Danish, Swedish and German websites. As a result, our advertisers reach all four linguistic markets with one advertising assignment.

Personalized Services

Each client is assigned a personal Bloggerwave team that assists them in writing their core advertising copy and provides input into which blogs are the best fit for such client’s business purposes. In addition, the team reviews all blog postings to ensure that they are in accordance with client guidelines, and then approves them on behalf of the client.

Unique Tracking Feature and Campaign Reports

Clients can regularly log on to Bloggerwave to view the progress of their blogging campaigns. Bloggerwave provides clients with a comprehensive report upon completion of the blogging campaign.

Advertising and Market Research All in One

In addition to advertising, clients can receive instant consumer feedback by following their blogging campaigns since blog readers often post ‘reader comments’ on blog product reviews.

Marketing Strategy

Mission: Our marketing mission is to attract more advertisers, and retain and enhance existing relationships with advertisers

Marketing objectives:  Our marketing objectives are to:

•	Grow revenue;

•	Increase advertisers by 40% each year;

•	Create and promote Bloggerwave brand recognition; and

•	Penetrate markets in US and Asia.

Keys to success: We believe that the key to our success includes:

•	Exceeding client expectations and emphasizing personalized service and support;

•	Building and maintaining personal relationships with advertisers;

•	Providing tailor-made campaigns and comprehensive, flexible services; and

•	Attracting more first-time clients and providing them with enough value to convert them into repeat customers.

Target markets:

Our target market is the corporate advertising market.

Positioning:

Based on our Company’s growth and rapid expansion, we believe that Bloggerwave has already positioned itself in Europe as a premier corporate blogging company. From this position, we plan to maintain and bolster our status in Europe, as well as build our reputation in the United States and Asia.

Our typical clients include large multinational firms that seek to bolster their public image on the Internet, educate consumers about their products, and drive sales.

Strategy:

We plan to use a combination of targeted advertising, networking, Internet marketing and press coverage to generate visibility and present our Company as a premier business in the industry that offers custom, personalized services to its corporate clients.  Specifically, we plan to:

•	Advertise in industry-specific journals;

•	Engage in face-to face networking activities by leveraging existing relationships and contacts;

•	Continuing to attract bloggers by using, among other things, Google Ad words and blogging campaigns;

•	Continue to gain many of our initial clients through networking, referrals and cold calls;

•	Regularly informing the media of its unique business model to generate press coverage and ‘buzz’;

•	Continuing to engage in various Internet marketing strategies, such as blogging campaigns and SEO; and

•	Establishing strategic partnerships and strategic alliances to help increase brand equity, reduce marketing expenses, and reduce the time-to-market.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a liability action, we may not have sufficient funds to defend the litigation. If that occurs, a judgment could be rendered against us that could cause us to cease operations.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures. It is our policy to require employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements mandate that confidential information developed or made known during the course of a relationship with us be kept confidential and not disclosed to third parties except in specific circumstances, and that intellectual property rights developed within the scope of the employment relationship be assigned to us.

Employees

As of February 1, 2011, we employed 2 full-time employees and no part-time employees, and engaged two consultants. None of our employees are subject to a collective bargaining agreement and we believe that relations with our employees are very good. We also frequently use third party consultants to assist in the completion of various projects. Such third party consultants are instrumental to keep the development of projects on time and on budget.

WHERE YOU CAN GET ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy our reports or other filings made with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.W., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also access these reports and other filings electronically on the SEC’s web site at www.sec.gov.

In addition, certain of our SEC filings, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, can be viewed and printed from the investor information section of our corporate website at www.bloggerwaveinc.com reasonably soon after filing such reports with the SEC.

*The information on the websites listed above is not and should not be considered part of this registration statement and is not incorporated by reference in this document.

Government Regulation

Our operations are subject to various federal, state and local regulations which cover many issues, such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. One such federal law is Section 5 of the Federal Trade Commission Act (15 U.S.C. 45), which prohibits corporations from engaging in unfair methods of competition or deceptive acts or practices in or affecting commerce. The growth of electronic commerce may prompt calls for even more stringent consumer protection laws.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs. In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of February 9, 2011.

Name	Age	Position	Held Position Since

Ulrik Svane Thomsen	35	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	September 2009

Jacob W. Lemmeke	35	Secretary and Director	September 2009

Each director serves until our next annual meeting of stockholders and until his or her successor is elected and qualified. At the present time, members of our Board of Directors (the “Board”) are not compensated for their services on the Board.

Our Board elects our officers and determines, among other things, such officer’s terms of office.

Biographical Information Regarding Officers and Directors

Ulrik Svane Thomsen. Mr. Thomsen became our Chief Executive Officer, President, Chief Financial Officer, Treasurer and a director of the Company in September 2009 as the result of the merger between the Company and Bloggerwave APS, a Denmark company that Mr. Thomsen co-founded with Mr. Lemmeke in 2007. From 2005 to 2007, Mr. Thomsen worked as project manager for the Radisson Hotel Group, where he was responsible for all new and ongoing IT projects for the Radisson Hotel group in Denmark. From 2000 to 2005, Mr. Thomsen worked as an IT Systems manager for Marriott International, where his duties included system installations all over Europe and Asia.

Mr. Thomsen fulfilled a studentship at a.henriksen shipping a/s, a shipping company. Mr. Thomsen has over eight years of experience as a certified IT manager, working both in Denmark and throughout most of Europe.

In light of Mr. Thomsen’s vast experience in the IT sector as detailed above, the Company’s Board concluded that it was in the Company’s best-interest for him to serve as a director.

Jacob W. Lemmeke. Mr. Lemmeke became our Secretary and a director of the Company in September 2009 as the result of the merger between the Company and Bloggerwave APS, a Denmark company that Mr. Lemmeke co-founded with Mr. Thomsen in 2007. Currently, Mr. Lemmeke oversees the Company’s operations, where he leads interactive advertising sales and strategic development (including partnerships with major operators, publishers and ad networks) to amass a large base of users and create compelling marketing opportunities for advertisers.

From 2004 to 2007, Mr. Lemmeke worked in Business Development and as a Sales Manager at Wiseport, where he was responsible for all sales staff and mega chains in Europe. From 2003 to 2004, Mr. Lemmeke worked as a sales consultant at Mercoprint, where his duties included sales.  The Board concluded that Mr. Lemmeke was qualified to serve as a director as a result of his extensive experience in the sales field and because of his involvement in founding Bloggerwave APS.

Identification of Significant Employees

We have no significant employees other than Ulrik Svane Thomsen, our President, Chief Executive Officer, Chief Financial Officer, Treasurer and a Director, and Jacob W. Lemmeke, our Secretary and a Director.

Family Relationship

There is no familial relationship between or among the nominees, directors or executive officers of the Company.

Advisory Board

On January 22, 2010, the Company established an Advisory Board, naming Ulrik Svane Thomsen as Chairman of the Advisory Board. On the same date, the Company named Mr. Peter Hewitt and Mr. Louis Yerolemou as members of the Advisory Board. Mr. Hewitt and Mr. Yerolemou shall serve for a period of two years as advisors to the Company for business development and growth strategies, as well as other advisory services as determined from time to time by the Board. As consideration for their involvement, both Mr. Hewitt and Mr. Yerolemou received a one-time payment of US$10,000.  It was later decided that Messrs. Hewitt and Yerolemou were not needed on the Advisory Board, and they were thereafter removed from the Advisory Board without cause.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5, respectively. To our knowledge, all Section 16(a) filing requirements applicable to beneficial owners of more than 10% of our common stock have been satisfied.  Each of Mr. Ulrik Svane Thomsen, our President, CEO, CFO, Treasurer and Director, and Mr. Jacob W. Lemmeke, our Secretary and Director, filed a Form 5 on December 29, 2009, but neither have filed any reports since then to reflect their increase in beneficial ownership from 500,000 shares of common stock each to 22,500,000 shares of common stock each.  Messrs. Thomsen and Lemmeke have notified us that they will file the appropriate reports within 30 days of the filing of this registration statement.

Audit Committee

The Board intends to establish an Audit Committee, which will consist of soon-to-be-nominated independent directors. The Audit Committee’s duties would include, among other things, recommending to the Board the engagement of an independent registered public accounting firm to audit the Company’s financial statements and reviewing the Company’s accounting and auditing principles. The Audit Committee would also review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of the Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member, and who possess an understanding of financial statements and generally accepted accounting principles.  At this time, the Company has not identified a financial expert for the Audit Committee.

Compensation Committee

The Board intends to establish a Compensation Committee. The Compensation Committee would review and approve the Company’s salary and benefits policies, including compensation of executive officers.

Code of Ethics

We adopted a Code of Ethics as of May 31, 2009. This policy serves as a guideline for employee conduct in accordance with our business values. We expect our employee to use common sense, good judgment, high ethical standards and integrity in all their business dealings.

Involvement in Certain Legal Proceedings

We are not currently involved in any legal proceedings.

During the last five (5) years, none of our directors or officers:

(1)
had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)	has been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(3)
has been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

(4)
has been found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, which judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the two most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Name and Principal		Salary	Bonus Awards	Stock Awards	Other Incentive Comp.	Non- Equity Plan Comp.	Nonqualified Deferred Earnings	All Other Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ulrik Svane Thomsen (1)	2010	0	0	0	0	0	0	0	0
Chief Executive Officer,	2009	4,588	0	0	0	0	0	0	4,588
President, Chief Financial
Officer, Treasurer and Director
Jacob W. Lemmeke (2)	2010	0	0	0	0	0	0	0	0
Secretary and Director	2009	0	0	0	0	0	0	0	0
Nadezda Bulichera (3) Former Chief Financial Officer, Treasurer, Principal Accounting Officer, Principal Financial Officer & Director	2009	0	0	0	0	0	0	0	0
Vasili Borisov (4) Former Chief Executive Officer, President & Director	2009	0	0	0	0	0	0	0	0

(1)	Mr. Thomsen receives compensation of $0 monthly commencing in September 2009.

(2)	Mr. Lemmeke receives compensation of $0 monthly commencing in September 2009.

(3)	On September 9, 2009, Ms. Nadezda Bulichera resigned from all positions with the Company.

(4)	On September 9, 2009, Mr. Vasili Borisov resigned from all positions with the Company.

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiary, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No named executive officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended September 30, 2010.

Compensation of Directors

Our directors receive no extra compensation for their service on our Board.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not maintain any qualified retirement plans or non-nonqualified deferred compensation plans for its employees or directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Regulation S-K.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manor:

•	disclosing such transactions in reports where required;

•	disclosing in any and all filings with the SEC, where required;

•	obtaining disinterested directors’ consent; and

•	obtaining shareholder consent where required.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Executive Officers, Directors, and More than 5% Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 9, 2011: (i) by each of our directors, (ii) by each named executive officer, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership (1)
Directors and Officers:
Ulrik Svane Thomsen Klovermarken 42 3060 Espergaerde, Denmark	22,500,000	16.59%

Jacob W. Lemmeke Sortevej 3 3070 Snekkersten, Denmark	22,500,000	16.59%

All executive officers and directors as a group (2 persons)	45,000,000	33.18%

Beneficial Shareholders greater than 5%

Sapiens Alliance Ltd. (2) Akara Bldg., 24 De Castro Street Wickhams Cay I Road town, Tortola, British Virgin Islands	10,500,000	7.74%

Allen Silberstein (3) c/o AGS Capital Group, LLC 2 Water Street, Suite 17G New York, NY 10004	11,976,000	8.83%

Svaneco (4) Akara Bldg., 24 De Castro Street Wickhams Cay I Road town, Tortola, British Virgin Islands	10,500,000	7.74%

(1)
Applicable percentage of ownership is based on 135,625,000 shares of common stock outstanding on February 9, 2011. In accordance with the rules of the SEC, shares of common stock issuable upon exercise or conversion of securities within 60 days of February 9, 2011 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Rene Lauritsen, a resident of Denmark, has dispositive and voting power over the shares of Sapiens Alliance Ltd., a BVI company, of which he is the director.

(3)
Mr. Allen Silberstein directly holds 5,988,000 shares of the Company’s common stock.  He is the Founder, Principal, Chief Executive Officer and Chief Investment Officer of AGS Capital Group, LLC (“AGS”), which holds 5,988,000 shares of the Company’s common stock.  Therefore, Mr. Silberstein may be deemed to beneficially own the 5,988,000 shares of common stock held by AGS.  Mr. Silberstein disclaims any beneficial ownership of the shares held by AGS.

(4)	Jesper Svane, a resident of Denmark, has dispositive and voting power over the shares of Svaneco Ltd., a BVI company, of which he is the director.

Changes in Control

We know of no plans or arrangements that will result in a change of control of our Company.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 200,000,000 shares of $0.001 par value common stock. As of February 9, 2011, the Company had 135,625,000 shares of common stock outstanding.  No shares of preferred stock have been authorized.

Common Stock

Each holder of our common stock is entitled to one vote for each share owned on all matters voted upon by the stockholders, and a majority vote is required for all actions to be taken by the stockholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors, and the holders of the remaining shares by themselves cannot elect any directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.  The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable.

THE AGS TRANSACTION

The Company entered into a Reserve Equity Financing Agreement (the “Equity Financing Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated December 13, 2010, with AGS Capital Group, LLC (“AGS).

Under the terms of the Equity Financing Agreement, AGS has committed, subject to certain conditions, to purchase up to $5 million (the “Commitment Amount”) of the Company’s common stock.  Although the Company is not obligated to sell shares of its common stock to AGS under the Equity Financing Agreement, the Equity Financing Agreement gives the Company the option to sell to AGS shares of its common stock at a per share purchase price equal to 87% of the lowest closing bid price during the five consecutive trading days after the day that the common stock that is being advanced by the Company has been cleared at AGS’ brokerage account.  AGS is not required to purchase the Company’s shares of common stock unless such shares have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”).

The Equity Financing Agreement is effective upon the date (the “Effective Date”) that the Securities and Exchange Commission (the “SEC”) declares effective this registration statement registering the sale of the Company’s common stock to be issued in connection with the Equity Financing Agreement.  This registration statement must remain in effect until all of the common stock has been sold or may be sold without restriction under Rule 144.  The Equity Financing Agreement terminates upon the earlier of (i) the first day of the month next following the 36-month anniversary of the Effective Date and (ii) the date on which AGS has funded the maximum Commitment Amount in the aggregate.  Despite the foregoing, under certain conditions, the Company may terminate the Equity Financing Agreement effective upon fifteen trading days’ prior written notice to AGS.  In addition, the Equity Financing Agreement can be terminated by the mutual written consent of the Company and AGS.

The Company may, at any time prior to the one-year anniversary of the Effective Date, provide written notice to AGS that it wishes to increase the Commitment Amount, at which time the Commitment Amount shall be deemed increased; provided that the Company has the ability to register the additional Commitment Amount in a registration statement.

As a condition to the Equity Financing Agreement, the directors and officers of the Company are required to enter into a lock-up agreement (the “Lock-up Agreement”).  Each of Ulrik Svane Thomsen, the President, Chief Executive Officer, Chief Financial Officer, Treasurer and a Director of the Company, and Jacob W. Lemmeke, the Secretary and a Director of the Company, has entered into the Lock-up Agreement, pursuant to which each has agreed to refrain, for a period commencing on December 13, 2010 and expiring upon the termination of the Equity Financing Agreement, from selling, assigning, pledging or otherwise transferring any shares of common stock of the Company without the prior written consent of AGS, except in accordance of the volume limitations set forth in Rule 144(e) promulgated under the Securities Act.

The foregoing description is qualified in its entirety by reference to the full text of the Equity Financing Agreement and the Registration Rights Agreement, both of which are filed as exhibits to this registration statement and incorporated herein by reference.

SELLING STOCKHOLDER

The following table presents information regarding selling stockholder AGS Capital Group, LLC (“AGS”).  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.  The selling stockholder may elect to sell none, some or all of the shares offered under this prospectus and we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after termination of sales under this prospectus.  For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares being Registered Under the Reserve Equity Financing Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
AGS Capital Group, LLC (1)	5,988,000	4.42%	21,199,500	20%

(1)
Allen Silberstein is the Founder, Principal, Chief Executive Officer and Chief Investment Officer of AGS Capital Group, LLC and is deemed to be the beneficial owner of all of the shares of common stock owned by AGS. Mr. Silberstein has voting and disposition power over the shares being offered under this prospectus.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by selling stockholder AGS Capital Group, LLC.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effectuated in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

AGS is an “underwriter” within the meaning of the Securities Act.

Neither we nor AGS can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between AGS, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents.  We have also agreed to indemnify AGS and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AGS has agreed not to engage in any short sales of our common stock during the term of the Equity Financing Agreement.

We have advised AGS that while it is engaged in a distribution of the shares included in this prospectus, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by AGS.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On April 7, 2010, M&K CPAS, PLLC (“MKC”) was engaged as the Company’s registered independent public accountant and the Davis Accounting Group P.C., which is currently known as Etania Audit Group P.C. (“DAG”), was dismissed as the Company’s registered independent public accountant. The decisions to appoint MKC and dismiss DAG were approved by the Board on April 7, 2010.

Other than the disclosure of uncertainty regarding the ability for us to continue as a going concern which was included in our accountant’s report on the financial statements for the past two years, DAG's reports on the Company’s financial statements for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. For the two most recent fiscal years and any subsequent interim period through DAG's termination on April 7, 2010, DAG disclosed the uncertainty regarding the ability of the Company to continue as a going concern in its accountant’s report on the financial statements.

In connection with the audit and review of the financial statements of the Company through April 7, 2010, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with DAG's opinion to the subject matter of the disagreement.

In connection with the audited financial statements of the Company for the years ended December 31, 2009 and 2008 and interim unaudited financial statements through April 7, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

Prior to April 7, 2010, the Company did not consult with MKC regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice was provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

LEGAL MATTERS

The validity of the shares of our common stock offered by the selling stockholder has been passed upon by the law firm of Lucosky Brookman LLP.

EXPERTS

Our consolidated financial statements included in this prospectus as of December 31, 2009 and 2008 have been audited by Davis Accounting Group P.C. and currently known as Etania Audit Group P.C., an independent registered public accounting firm, and are included herein in reliance upon the authority as experts in giving said reports.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our common stock and our Company, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC for free at the SEC’s website, www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1(800) SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with the requirements of the Exchange Act, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referenced above.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
UNAUDITED FINANCIAL STATEMENTS
September 30, 2010

Balance Sheets as of September 30, 2010 and December 31, 2009.	F-2

Statements of Operations and Other Comprehensive (Loss) for the Three and Nine Months Ended September 30, 2010 and 2009.	F-3

Statements of Cash Flows for the Nine Months Ended September 30, 2010 and 2009.	F-4

Notes to Financial Statements	F-5

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
AUDITED FINANCIAL STATEMENTS
December 31, 2009

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Balance Sheets
(unaudited)

	September 30, 2010 $	December 31, 2009 $

ASSETS

Current Assets

Cash	19,226	115
Accounts receivable	–	9,282
Prepaid expenses	64,169	2,511

Total Current Assets	83,395	11,908

Property and Equipment, net	12,363	2,255

Total Assets	95,758	14,163

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	26,558	6,150
Accrued liabilities	45,340	79,612
Deferred revenues	–	1,330
Due to related parties	129,117	81,299
Notes payable	144,890	12,000
Convertible note payable	14,151	–
Derivative liability	40,476	–

Total Liabilities	400,532	180,391

Stockholders’ Deficit

Common Stock
Authorized: 200,000,000 common shares, with par value $0.001 per share
Issued and outstanding: 85,000,000 and 84,700,000 shares, respectively	85,000	84,700

Additional paid in capital	(29,233)	(111,733)

Common stock issuable	35,000	35,000

Accumulated comprehensive income	25,328	230

Deficit	(420,869)	(174,425)

Total Stockholders’ Deficit	(304,774)	(166,228)

Total Liabilities and Stockholders’ Deficit	95,758	14,163

(The accompanying notes are an integral part of these financial statements)

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Statements of Operations
(unaudited)

	For the Three Months Ended September 30, 2010	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009
	$	$	$	$

Revenue	7,603	17,974	125,767	56,500

Cost of goods sold	2,641	2,943	37,130	11,697

Gross profit	4,962	15,031	88,637	44,803

Operating Expenses

Bad Debt	–	–	4,758	–
Depreciation	1,396	344	3,169	581
General and Administrative	89,839	151,861	316,556	182,805

	91,235	152,205	299,155	183,386

Loss from Operations	(86,273)	(137,174)	(235,846)	(138,583)

Other Expenses

Interest and accretion expense	(8,629)	(1,093)	(10,598)	(1,497)

Net Loss	(94,902)	(138,267)	(246,444)	(140,080)

Other Comprehensive Income (Loss)

Foreign currency translation	(16,690)	(5,134)	25,328	670

Comprehensive Income (Loss)	(111,592)	(143,401)	(221,116)	(139,410)

Net Loss Per Share – Basic and Diluted	–	–	–	–

Weighted Average Shares Outstanding	85,000,000	84,700,000	84,873,400	84,700,000

(The accompanying notes are an integral part of these financial statements)

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Statements of Cash Flows
(unaudited)

	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009
	$	$

Operating Activities

Net loss for the period	(246,444)	(140,080)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation	3,169	581
Accretion expense	5,209	–
Change in fair value of derivative liability	(582)	–
Shares issued for services	82,800	–
Net assets assumed on recapitalization		61,145

Changes in operating assets and liabilities:

Amounts receivable	9,282	6,364
Prepaid expense	(61,658)	400
Accounts payable	20,408	(9,017)
Accrued liabilities	(34,272)	17,704
Deferred revenues	(1,330)	(4,925)

Net Cash Used In Operating Activities	(223,418)	(67,828)

Investing Activities

Purchase of property and equipment	(12,886)	–

Net Cash Used In Investing Activities	(12,886)	–

Financing Activities

Bank indebtedness	–	1,290
Proceeds from note payable	182,890	12,000
Proceeds from related parties, net	47,818	27,525
Proceeds from issuance of common shares	–	32,800

Net Cash Provided By Financing Activities	230,708	73,615

Effect of exchange rates on cash	24,707	(5,898)

Increase (Decrease) in Cash	19,111	(111)

Cash – Beginning of Period	115	111

Cash – End of Period	19,226	–

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

Non-cash investing and financing activities

Discount on convertible note	50,000	–

(The accompanying notes are an integral part of these financial statements)

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Notes to the Financial Statements
September 30, 2010
(unaudited)

1.  Nature of Operations and Continuance of Business

Bloggerwave Inc. (the “Company”) was incorporated in the State of Nevada on December 21, 2006, under the name Elevated Concepts, Inc.  The Company originally was in the business of export and sale of green, eco-friendly, biodegradable, non-toxic household products and building materials used in housing construction and home renovation in the emerging markets of Russia, Ukraine and other Eastern European countries from North American manufacturers.

On September 9, 2009, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Bloggerwave APS, a company incorporated under the laws of Denmark on August 23, 2007.  In accordance with the terms and provisions of the Merger Agreement, the Company: (i) issued an aggregate of 35,000,000 shares of its common stock to the shareholders of Bloggerwave on the basis of 350,000 restricted shares of the Company for each one share held of record by the Bloggerwave Shareholder; and (ii) issued 21,000,000 shares of its common stock to the management of Bloggerwave.  As a result of the Merger Agreement, the Company changed its name to Bloggerwave Inc. by way of Certificate of Amendment to its Articles of Incorporation filed with the Nevada Secretary of State on November 19, 2009.

The business plan of the company is to help its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.

Going Concern

As at September 30, 2010, the Company has a working capital deficiency of $317,137 and has an accumulated deficit of $420,869. The Company's ability to continue as a going concern is dependent upon the Company's ability to obtain additional financing and/or achieving a profitable level of operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.  Summary of Significant Accounting Policies

a)  Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States. These financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year-end is December 31.

b)  Use of Estimates

The preparation of these financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to the useful life of long-lived assets, stock-based compensation, and deferred income tax asset valuation allowances.. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)  Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Notes to the Financial Statements
September 30, 2010
(unaudited)

2.  Summary of Significant Accounting Policies (continued)

d)  Cash and Cash Equivalents

Cash consists of bank accounts held at financial institutions in the United States and Denmark. The Company considers all highly liquid instruments with a maturity of three months or less, at the time of issuance, to be cash equivalents.

e)  Accounts Receivable

Accounts receivable comprise of receivables from customers recorded on services provided by the Company.  All accounts receivable are net 30 days.  Management reviews the collectability of all accounts receivable on a periodic basis, and records a provision for doubtful accounts if there is uncertainty as to the collection of outstanding amounts.  As at September 30, 2010, the allowance for doubtful accounts was $nil (September 30, 2009 - $ nil).

f)  Property and Equipment

Property and equipment consists of computer equipment and are recorded at cost and is depreciated using the straight-line method over the estimated useful life of 3 years. Maintenance and repairs are charged to expense as incurred.

g)  Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

h)  Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2010 and December 31, 2009, the Company had other comprehensive income (loss) relating to foreign currency translation.

i)  Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

j)  Revenue Recognition

The Company recognizes revenue from marketing and promotion services.  Revenue will be recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service has been provided, and collectability is assured.  The Company is not exposed to any credit risks as amounts are prepaid prior to performance of services.

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Notes to the Financial Statements
September 30, 2010
(unaudited)

2.  Summary of Significant Accounting Policies (continued)

k)  Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 and 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 and 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable, accrued liabilities amounts due to related parties, and loans payable to related parties. Pursuant to ASC 820 and 825, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

l)  Foreign Currency Translation

The Company’s functional currency is the Danish krone, and its reporting currency is the United States dollar. Monetary balance sheet items expressed in foreign currencies are translated into US dollars at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at average rates for the period, except for amortization, which is translated on the same basis as the related asset. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

m)  Derivative Liability

The Company records derivatives at their fair values on the date that they meet the requirements of a derivative instrument and at each subsequent balance sheet date.  Any change in fair value is recorded as non-operating, non-cash income or expense at each reporting period.

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Notes to the Financial Statements
September 30, 2010
(unaudited)

2.  Summary of Significant Accounting Policies (continued)

n)  Recently Issued Accounting Pronouncements

In October 2009, FASB issued an amendment to the accounting standards related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard, for which the Company is currently assessing the impact, will become effective on January 1, 2011.

In October 2009, the FASB issued an amendment to the accounting standards related to certain revenue arrangements that include software elements. This standard clarifies the existing accounting guidance such that tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality, shall be excluded from the scope of the software revenue recognition accounting standards. Accordingly, sales of these products may fall within the scope of other revenue recognition standards or may now be within the scope of this standard and may require an allocation of the arrangement consideration for each element of the arrangement. This standard, for which the Company is currently assessing the impact, will become effective on January 1, 2011.

In January 2010, the FASB issued an amendment to ASC 505, Equity, where entities that declare dividends to shareholders that may be paid in cash or shares at the election of the shareholders are considered to be a share issuance that is reflected prospectively in EPS, and is not accounted for as a stock dividend.  This standard is effective for interim and annual periods ending on or after December 15, 2009 and is to be applied on a retrospective basis.  The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis.  This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010.

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (ASC Topic 855) “Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”). ASU No. 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption did not have an impact on the Company’s financial position and results of operations.

In February 2010, the FASB Accounting Standards Update 2010-10 (ASU 2010-10), “Consolidation (Topic 810): Amendments for Certain Investment Funds.”  The amendments in this Update are effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009 and for interim periods within that first reporting period. Early application is not permitted.  The Company’s adoption of provisions of ASU 2010-10 did not have a material effect on the financial position, results of operations or cash flows.

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Notes to the Financial Statements
September 30, 2010
(unaudited)

2.  Summary of Significant Accounting Policies (continued)

n)  Recently Issued Accounting Pronouncements

In March 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-11 (ASU 2010-11), “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives.”  The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010.  Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update.  The Company does not expect the provisions of ASU 2010-11 to have a material effect on the financial position, results of operations or cash flows of the Company.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial statements.

o)  Reclassifications

Certain reclassifications have been made to the prior period’s financial statements to conform to the current period’s presentation.

3.  Property and Equipment

			Net Book Value
	Cost $	Accumulated Amortization $	September 30, 2010 $	December 31, 2009 $

Computers and equipment	16,752	4,389	12,363	2,255

4.  Notes Payable

(a)  As at September 30, 2010, the Company owes $12,000 to a former director and officer of the Company for working capital purposes.  The amounts owing are unsecured, due interest at 6% per annum, and due on demand.  As at September 30, 2010, the Company recorded accrued interest of $662.

(b)  As at September 30, 2010, the Company owes $120,910 to a non-related party.  The amounts owing are unsecured, due interest at 10% per annum, and due in one year.  As at June 30, 2010, the Company recorded accrued interest of $3,827.

(c)  As at September 30, 2010, the Company owes $11,980 to a non-related party.  The amounts owing are unsecured, due interest at 10% per annum, and due within ten days of written notice by the note holder.  As at June 30, 2010, the Company recorded accrued interest of $465.

Bloggerwave Inc.
(formerly Elevated Concepts, Inc.)
Notes to the Financial Statements
September 30, 2010
(unaudited)

5.  Convertible Note Payable and Derivative Liability

On July 22, 2010, the Company entered into a note payable with an non-related party for $50,000. Under the terms of the note, the amount is unsecured, due interest at 8% per annum, and is due on April 26, 2011. If the note is not repaid as at April 26, 2011, the interest rate would increase to 22% per annum. The note is convertible into common shares of the Company at a conversion price equal to 60% of the market price, where market price is defined as the lowest three share prices in the last ten days of active trading.

In accordance with ASC 470-20, Debt with Conversions and Other Options, the Company determined that the existence of a convertibility feature resulted in a derivative liability.  The fair value of the derivative liability was determined using pricing models which incorporate the Company’s stock price, credit risk, volatility, and transaction details such as contractual terms, maturity dates, and future cash flows, as well as assumptions regarding probabilities of certain outcomes relating to the derivative liabilities.  As at September 30, 2010, the Company recorded the fair value of the derivative liability of $40,476, accretion expense of $5,209, and recorded an adjustment for the fair value of the derivative liability of $582.

6.  Related Party Transactions

As at September 30, 2010, the Company owes $129,117 (2009 - $81,299) to directors and officers of the Company for working capital purposes.  The amounts owing are unsecured, non-interest bearing, and due on demand.

7.  Common Stock

(a)  On June 8, 2010, the Company issued 300,000 common shares with a value of $82,800 as part of the terms of the consulting agreement, as noted in Note 8.  The common shares have been valued based on the end-of-day market price on the date of issuance.

(b)  On January 20, 2010, the Company and its Board of Directors approved a 7-for-1 forward stock split of its issued and outstanding common stock.  The effect of the forward stock split increased the number of issued and outstanding common stock from 12,100,000 common shares to 84,700,000 common shares and has been applied on a retroactive basis to the Company’s inception.

8.  Commitment

On June 8, 2010, the Company entered into a consulting agreement (the “Agreement”) with Envisionte, LLC, a limited liability company incorporated in Arizona, to assist with the Company’s business development for a period of six months from the date of the Agreement.  Under the terms of the Agreement, the Company shall pay $120,000 and issue 300,000 common shares of the Company (issued as per Note 7(a)).

9.  Subsequent Events

Subsequent to September 30, 2010, the Company issued 3,500,000 common shares that were authorized and recorded as common stock issuable as part of the shares to be issued as part of the acquisition transaction in September 2009.

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Bloggerwave Inc.:

We have audited the accompanying balance sheets of Bloggerwave Inc. (a Nevada corporation, and formerly Elevated Concepts, Inc.) as of December 31, 2009, and 2008, and the related statements of operations and comprehensive (loss), stockholders’ (deficit), and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bloggerwave Inc. as of December 31, 2009, and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not established a significant source of revenues to cover its operating costs. As such, it has incurred an operating loss since inception. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the financial statements, an error in the determination of the issuance of 5,000,000 shares of common stock (35,000,000 shares post forward stock split) in connection with an Agreement and Plan of Merger between the Company and Bloggerwave ApS whereby the Company acquired 100 percent of the issued and outstanding shares of Bloggerwave ApS through a reverse merger was determined by management of the Company. In addition, the financial statements as of and for the year ended December 31, 2008, did not properly reflect the operations of Bloggerwave ApS as a result of the reverse merger. Accordingly, the financial statements and related notes thereto as of and for the periods ended December 31, 2009, and 2008, have been restated to correct the error.

Respectfully submitted,

/s/ Etania Audit Group P.C. (Formerly Davis Accounting Group P.C.)

Cedar City, Utah,
March 26, 2010, except for Note 3, for
which the date is November 5, 2010.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
BALANCE SHEETS - RESTATED (NOTES 2 AND 3)
AS OF DECEMBER 31, 2009, AND 2008

	2009	2008

ASSETS

Current Assets:
Cash and cash equivalent	$115	$111
Accounts receivable - Trade	9,282	10,145
Prepaid expenses	2,511	-

Total current assets	11,908	10,256

Property and Equipment:
Computer & office equipment	3,866	4,121
Less - Accumulated depreciation	(1,611)	(1,030)

Net property and equipment	2,255	3,091

Other Assets:
Security deposit	-	400

Total other assets	-	400

Total Assets	$14,163	$13,747

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities:
Bank line of credit	$-	$7,899
Accounts payable - Trade	6,150	12,827
Accrued liabilities	79,612	72,119
Deferred revenues	1,330	6,255
Due to related party - Director and stockholder	81,299	11,322
Loan from stockholder	12,000	-

Total current liabilities	180,391	110,422

Total liabilities	180,391	110,422

Commitments and Contingencies

Stockholders' (Deficit):
Common stock, par value $0.001 per share, 200,000,000 shares authorized; 84,700,000 and 56,000,000 shares issued and outstanding in 2009 and 2008, respectively	84,700	56,000
Common stock issuable - 35,000,000 shares in 2009 and 2008, respectively	35,000	35,000
Discount on common stock	(111,733)	(63,065)
Accumulated other comprehensive income	230	5,228
Accumulated (deficit)	(174,425)	(129,838)

Total stockholders' (deficit)	(166,228)	(96,675)

Total Liabilities and Stockholders' (Deficit)	$14,163	$13,747

The accompanying notes to the financial statements are an integral part of these balance sheets.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE (LOSS) -
RESTATED (NOTES 2 AND 3)
FOR THE YEARS ENDED DECEMBER 31, 2009, AND 2008

	Years Ended
	December 31,
	2009	2008

Sales, net	$120,719	$152,981

Cost of Goods Sold	24,235	25,019

Gross Profit	96,484	127,962

Selling, General and Administrative expenses	253,713	258,949

(Loss) from Operations	(157,229)	(130,987)

Other income (expense):
Interest (expense)	(1,271)	(808)

Provision for Income Taxes	-	-

Net (Loss)	(158,500)	(131,795)

Other Comprehensive (Loss):
Foreign currency translation	(4,998)	3,262

Total Comprehensive (Loss)	$(163,498)	$(128,533)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	113,016,438	73,691,257

The accompanying notes to the financial statements are an integral part of these statements.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
STATEMENTS OF STOCKHOLDERS' (DEFICIT) - RESTATED (NOTES 2 AND 3)
FOR THE YEARS ENDED DECEMBER 31, 2009, AND 2008

						Accumulated
						Other
	Common Stock		Common Stock - Issuable		Discount on	Comprehensive	Accumulated
Description	Shares	Amount	Shares	Amount	Common stock	Income (Loss)	(Deficit)	Total

Balance - December 31, 2007	21,000,000	$21,000	35,000,000	$35,000	$(33,065)	$1,966	$1,957	$26,858

Common stock issued for cash	35,000,000	35,000	-	-	(30,000)	-	-	5,000

Foreign currency translation adjustment			-	-	-	3,262	-	3,262

Net (loss) for the period	-	-	-	-	-	-	(131,795)	(131,795)

Balance - December 31, 2008	56,000,000	56,000	35,000,000	35,000	(63,065)	5,228	(129,838)	(96,675)

Common stock issued for cash	28,700,000	28,700	-	-	4,100	-	-	32,800

Impact of recapitalization from reverse merger	-	-	-	-	(52,768)	-	113,913	61,145

Foreign currency translation adjustment	-	-	-	-	-	(4,998)	-	(4,998)

Net (loss) for the period	-	-	-	-	-	-	(158,500)	(158,500)

Balance - December 31, 2009	84,700,000	$84,700	35,000,000	$35,000	$(111,733)	$230	$(174,425)	$(166,228)

The accompanying notes to the financial statement is an integral part of these statements.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
STATEMENTS OF CASH FLOWS - RESTATED (NOTES 2 AND 3)
FOR THE YEARS ENDED DECEMBER 31, 2009, AND 2008

	Years Ended
	December 31,
	2009	2008
Operating Activities:
Net (loss)	$(158,500)	$(131,795)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	581	415
Impact of recapitalization from reverse merger	61,145	-
Changes in net assets and liabilities:
Accounts receivable - Trade	863	67,536
Prepaid expenses	(2,511)	-
Security deposit and other	655	(400)
Accounts payable - Trade	(6,677)	10,203
Accrued liabilities	7,493	31,677
Deferred revenues	(4,925)	6,255

Net Cash (Used in) Operating Activities	(101,876)	(16,109)

Investing Activities:
Purchases and adjustments of computer equipment	-	(1,905)

Net Cash (Used in) Investing Activities	-	(1,905)

Financing Activities:
Proceeds from the issuance of common stock	32,800	5,000
Payments on bank line of credit	(7,899)	(1,459)
Proceeds from Director and stockholder	81,977	11,322

Net Cash Provided by Financing Activities	106,878	14,863

Effect of Exchange Rate Changes on Cash	(4,998)	3,262

Net Increase in Cash and Equivalent	4	111

Cash and Cash Equivalent - Beginning of Period	111	-

Cash and Cash Equivalent - End of Period	$115	$111

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Additional Supplemental Disclosure of Cash Flow Information:
On September 9, 2009, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Bloggerwave ApS. Per the terms of the Merger Agreement, the Company was to issue an aggregate of 35,000,000 shares of its common stock (post forward stock split) to the shareholders of Bloggerwave ApS on the basis of 350,000 restricted shares of the Company (post forward stock split) for each one share held of record by the Bloggerwave ApS shareholder; and, 21,000,000 shares of its common stock (post forward stock split) to the management of Bloggerwave ApS. The 35,000,000 shares of common stock (post forward stock split) related to the Merger Agreement were deemed as issuable by the Company, and the 21,000,000 shares were issued to the management of Bloggerwave ApS in the accompanying financial statements.

The accompanying notes to the financial statements are an integral part of these statements.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

1)           Summary of Significant Accounting Policies

Basis of Presentation and Organization

Bloggerwave Inc. (the “Company” and formerly Elevated Concepts, Inc.) was incorporated in the State of Nevada on December 21, 2006, under the name Elevated Concepts, Inc. The Company originally was in the business of export and sale of green, eco-friendly, biodegradable, non-toxic household products and building materials used in housing construction and home renovation in the emerging markets of Russia, Ukraine, and other Eastern European countries from North American manufacturers.

On September 9, 2009, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Bloggerwave ApS., a company incorporated under the laws of Denmark (“Bloggerwave ApS”). In accordance with the terms and provisions of the Merger Agreement, the Company was to: (i) issue an aggregate of 35,000,000 shares of its common stock (post forward stock split) to the shareholders of Bloggerwave on the basis of 350,000 restricted shares of the Company (post forward stock split) for each one share held of record by the Bloggerwave Shareholder; and (ii) issue 21,000,000 shares of its common stock (post forward stock split) to the management of Bloggerwave. See Note 3 for additional information. As a result of the Merger Agreement, the Company changed its name to Bloggerwave Inc. by way of Certificate of Amendment to its Articles of Incorporation filed with the Nevada Secretary of State on November 19, 2009.

Bloggerwave ApS was incorporated under the laws of Denmark on August 23, 2007. The business plan of the company is to help its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.

Given that Bloggerwave ApS is considered to have acquired the Company by a reverse merger through a Merger Agreement, and its stockholders currently have voting control of the Company, the accompanying financial statements and related disclosures in the notes to financial statements present the financial position as of December 31, 2009, and 2008, and the operations for the years ended December 31, 2009, and 2008, of Bloggerwave ApS under the name of the Company. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of the Company and Bloggerwave ApS brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Accounts Receivable

Trade accounts receivable are recorded on services provided to customers, and generally are due under the terms of net 30 days. The trade receivables are not collateralized and interest is not accrued on past due accounts. Periodically, management reviews the adequacy of its provision for doubtful accounts based on historical bad debt expense results and current economic conditions using factors based on the aging of its accounts receivable. Additionally, the Company may identify additional allowance requirements based on indications that a specific customer may be experiencing financial difficulties. Actual bad debt results could differ materially from these estimates. As of December 31, 2009, and 2008, the balance of the allowance for doubtful account was $0 and $0, respectively. While management uses the best information available upon which to base estimates, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used for the purposes of analysis.

Property and Equipment

Property and equipment is stated at cost. Expenditures that materially increase useful lives are capitalized, while ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Computer and office equipment                  3 years

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

Impairment of Long-lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. For the years ended December 31, 2009, and 2008, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease if shorter.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2009, and 2008, the carrying value of the Company’s financial instruments approximated fair value due to the short-term nature and maturity of these instruments.

Foreign Currency Translation

The Company accounts for foreign currency translation pursuant to SFAS No. 52 (FASB ASC 830-30), “ Foreign Currency Translation.” The Company’s functional currency is the Danish Krone (DKK). Under SFAS No. 52 (FASB ASC 830-30), all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Translation adjustments are included in other comprehensive income (loss) for the period. Certain transactions of the Company are denominated in United States dollars or other currencies. Translation gains or losses related to such transactions are recognized for each reporting period in the related statement of operations and comprehensive income (loss).

Deferred Revenues

Prepayments from customers for merchandise that has not yet been shipped are recognized as deferred revenues in the accompanying financial statements.

Revenue Recognition

The Company recognizes revenues when completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable. The Company is required to collect a 25 percent value-added-tax (“VAT”) on each sale. Gross revenues do not include this VAT, which is remitted to the government semiannually.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the periods. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the year ended December 31, 2009, and 2008.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

Comprehensive Income (Loss)

The Company has adopted FASB Statement No. 130 (FASB ASC 220), “Reporting Comprehensive Income.” Comprehensive income or loss includes net income or loss and all changes in equity during a period that arises from non-owner sources, such as foreign currency items and unrealized gains and losses on certain investments in equity securities. For the years ended December 31, 2009, and 2008, the only components of comprehensive income (loss) were the net (loss) for the periods, and the foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes pursuant to FASB Statement No. 109 (FASB ASC 740), “ Accounting for Income Taxes.” Under SFAS No. 109 (FASB ASC 740), deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the reliability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2009, and 2008, and revenues and expenses for the years ended December 31, 2009, and 2008. Actual results could differ from those estimates made by management.

(2)          Business Activities and Going Concern

The Company is currently devoting substantially all of its efforts towards conducting marketing of its products. The business plan of the Company is to help its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.

The Company has experienced an accumulated (deficit) through December 31, 2009, amounting to $(174,425). Since its organization and incorporation, the Company has initiated its activities in developing an innovative straightforward business model that helps companies spread Internet buzz about their products, brands, and services. Marketers realize that blogs are gathering large, loyal, and youthful followings. Bloggerwave is the key for companies wishing to access this market.

While management of the Company believes that the Company will be successful in its operating activities, there can be no assurance that it will be successful in the development of its sales such that it will generate sufficient revenues to sustain its operations. The management of the Company plans to continue to provide for its capital needs by the issuance of common stock and related party advances.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate the continuation of the Company as a going concern. The Company has not established sufficient revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

(3)          Restatement

On September 9, 2009, as a condition of the completion of the Merger Agreement between the Company and Bloggerwave ApS, 21,000,000 million shares of common stock of the Company (post forward stock split) were to be issued to the management of Bloggerwave ApS, with an additional 35,000,000 shares of common stock (post forward stock split) to be issued to the stockholders of Bloggerwave ApS. Upon subsequent review of the stockholder records, the 35,000,000 shares were never issued in accordance with the terms of the Merger Agreement. The management of the Company is of the opinion that such shares should be issued and disclosed in the accompanying financial statements as “issuable” as of December 31, 2009, and 2008. The Company corrected the error by increasing common stock issuable in the Stockholders’ (Deficit) section of the accompanying balance sheets by 35,000,000 shares with a value of $5,000, as of December 31, 2009, and 2008. In addition, the discount on common stock and additional paid-in capital captions of the Stockholders’ (Deficit) section of the accompanying balance sheets were increased/decreased accordingly by the same amount. Further, the weighted average number of shares outstanding for the periods ended December 31, 2009, and 2008, were also adjusted by 35,000,000 shares to reflect the issuable status of the additional shares of common stock in the calculation of loss per share – basic and diluted.

In addition, upon review of the financial statements as of December 31, 2009, and 2008, it was determined that the amounts presented in the Stockholders’ (Deficit) section of the balance sheets, the statements of operations and comprehensive (loss), the statements of stockholders’ (deficit), and the statements of cash flows did not correctly include nor present the operations of Bloggerwave ApS under the terms of the Merger Agreement, which was determined to be a reverse merger transaction for financial reporting purposes. As such, these financial statements have been restated to reflect the impact of the recapitalization from the reverse merger, and to include the operations of Bloggerwave ApS as the primary operating entity. Such adjustments increased the net loss for the year ended December 31, 2009, from $(116,967) to $(158,500), and the net loss for the year ended December 31, 2008, from $(16,464) to $(131,795). The impact on the increases in net loss for the years effected was offset by corresponding adjustments to discount on common stock, accordingly. As such, the reported total amounts of stockholders’ (deficit) for the periods presented remained unchanged. (Loss) per share – basic and diluted for the years ended December 31, 2009, and 2008, remained unchanged at $(0.00) per share, and $(0.00) per share, respectively

(4)          Loans from Directors and Officers

As of December 31, 2009, and 2008, loans from an individual who is a Director and officer of the Company amounted to $81,299, and $6,255, respectively. The loans were provided for working capital purposes, and are unsecured, non-interest bearing, and have no terms for repayment.

As of December 31, 2009, a loan from an individual who is a former Director and officer of the Company amounted to $12,000. The loan was provided for working capital purposes, and bears an interest rate of 6 percent.

(5)          Common Stock

On September 9, 2009, as part of the Merger Agreement, the Company changed the number of authorized shares of common stock from 75,000,000 shares with a par value of $0.001 per share to 200,000,000 with a par value of $.001 per share. No other classes of stock are authorized. As of December 31, 2009, the Company had not granted any stock options or recorded any stock-based compensation.
On January 20, 2010, the Company affected a 7-for-1 forward stock split of its issued and outstanding common stock. The accompanying financial statements have been adjusted accordingly to reflect this forward stock split.

In June 2008, the Company issued 17,500,000 shares of its common stock (post forward stock split) to its former Director, President, and CEO at par value. The transaction was valued at $2,500.

In June 2008, the Company issued 17,500,000 shares of its common stock (post forward stock split) to its former Director, Secretary, Chief Financial Officer, Treasurer, and Principal Accounting Officer at par value. The transaction was valued at $2,500.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

On July 22, 2008, the Company also commenced a capital formation activity to file a Registration Statement on Form S-1 with the SEC to register a minimum of 28,000,000 shares, and a maximum of 350,000,000 shares of common stock (post forward stock split), par value $0.001 per share, and raise up to $400,000 in proceeds from the sale of common stock at $0.001 per share in the public markets. On October 14, 2008, the Company filed a Registration Statement on Form S-1 with the SEC to register 350,000,000 shares of its common stock (post forward stock split). The Registration Statement was declared effective by the SEC on October 28, 2008. After the effective date of the Registration Statement, the Company commenced the sale of the registered shares. On March 27, 2009, the Company closed the offering by selling 28,700,000 shares of its common stock (post forward stock split) for proceeds of $32,800.

On September 9, 2009, the Company entered into a Merger Agreement with Bloggerwave ApS. In accordance with the terms and provisions of the Merger Agreement, the Company: (i) issued an aggregate of 35,000,000 shares of its common stock (post forward stock split) to the shareholders of Bloggerwave ApS (the “Bloggerwave Shareholders”) on the basis of 350,000 restricted shares of the Company (post forward stock split) for each one share held of record by the Bloggerwave Shareholders; and (ii) issued 21,000,000 shares of its common stock (post forward stock split) to the management of Bloggerwave ApS. The Company completed the issuance of the 21,000,000 shares of common stock (post forward stock split) to the management of Bloggerwave ApS. The issuance of the 35,000,000 shares of common stock (post forward stock split) was not completed by the Company and is disclosed as common stock issuable in the accompanying financial statements. See Note 3 for further information.

Bloggerwave ApS was incorporated under the laws of Denmark on August 23, 2007. The business plan of the company is to help its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.

Given that Bloggerwave ApS is considered to have acquired the Company by a reverse merger through a Merger Agreement, and its stockholders currently have voting control of the Company, the accompanying financial statements and related disclosures in the notes to financial statements present the financial position as of December 31, 2009, and 2008, and the operations for the years ended December 31, 2009, and 2008, of Bloggerwave ApS under the name of the Company. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of the Company and Bloggerwave ApS brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

(6)          Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2009, and 2008, were as follows (assuming a 15 percent effective tax rate):

	Years Ended
	December 31,
	2009	2008

Current Tax Provision
Federal
Taxable Income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforward	$23,775	$19,769
Change in valuation allowance	(23,775)	(19,769)

Total deferred tax provision	$-	$-

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

The Company had deferred income tax assets as of December 31, 2009, and 2008, as follows:

	As of	As of
	December 31,	December 31,
	2009	2008

Loss carryforwards	$43,251	$19,476
Less - Valuation allowance	(43,251)	(19,476)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the year ended December 31, 2009, and 2008, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of December 31, 2009, and 2008, the Company had approximately $174,425 and $129,838, respectively, in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and begin to expire in the year 2027.

(7)          Related Party Transactions

As described in Note 4, as of December 31, 2009, and December 31, 2008, the Company owed $81,299 and $11,322, respectively, to an individual who is a Director and officer of the Company.

As described in Note 5, the Company issued 17,500,000 shares of its common stock (post forward stock split) to its former Director, President, and Chief Executive Officer at par value. The transaction was valued at $2,500.

As described in Note 5, the Company issued 17,500,000 shares of its common stock (post forward stock split) to its former Director, Secretary, Chief Financial Officer, Treasurer, and Principal Accounting Officer at par value. The transaction was valued at $2,500.

As described in Note 4, On December 31, 2009, a loan from an individual who is a former Director and officer of the Company amounted to $12,000. The loan was provided for working capital purposes and bears interest at the rate of 6 percent.

(8)          Commitments

On April 16, 2009, the Company entered into an Authorized Reseller Agreement (“Agreement”) with an unrelated third party. The Agreement grants to Salomatkin & Partners the nonexclusive right to resell products supplied by the Company in the Moscow Region in Russia for one year.

(9)          Recent Accounting Pronouncements

In March 2008, the FASB issued FASB Statement No. 161 (FASB ASC 815), “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133.” SFAS No. 161 (FASB ASC 815) enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities” ; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Specifically, SFAS No. 161 (FASB ASC 815) requires:

•	disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation;
•	disclosure of the fair values of derivative instruments and their gains and losses in a tabular format;
•	disclosure of information about credit-risk-related contingent features; and
•	cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed.

SFAS No. 161 (FASB ASC 815) is effective for fiscal years and interim periods beginning after November 15, 2008. Earlier application is encouraged. The management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

On May 9, 2008, the FASB issued FASB Statement No. 162 (FASB ASC 105), “ The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 (FASB ASC 105) is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities.

Prior to the issuance of SFAS No. 162 (FASB ASC 105), GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, “ The Meaning of Present Fairly in Conformity with Generally Accept Accounting Principles.” SAS No. 69 has been criticized because it is directed to the auditor rather than the entity. SFAS No. 162 (FASB ASC 105) addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not the auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.

The sources of accounting principles that are generally accepted are categorized in descending order as follows:

a)
FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB

b)	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position

c)
 AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics)

d)
Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry

SFAS No. 162 (FASB ASC 105) is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to its authoritative literature. It is only effective for nongovernmental entities; therefore, the GAAP hierarchy will remain in SAS 69 for state and local governmental entities and federal governmental entities. The management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

On May 26, 2008, the FASB issued FASB Statement No. 163 (FASB ASC 944), “ Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60 .” SFAS No. 163 (FASB ASC 944) clarifies how FASB Statement No. 60, “ Accounting and Reporting by Insurance Enterprises ” (“SFAS No. 60”), applies to financial guarantee insurance contracts issued by insurance enterprises including the recognition and measurement of premium revenue and claim liabilities. It also requires expanded disclosures about financial guarantee insurance contracts.

The accounting and disclosure requirements of SFAS No. 163 (FASB ASC 944) are intended to improve the comparability and quality of information provided to users of financial statements by creating consistency. Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under SFAS No. 60. That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, “ Accounting for Contingencies ” (“SFAS No. 5”). SFAS No. 163 (FASB ASC 944) requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also requires disclosure about (a) the risk-management activities used by an insurance enterprise to evaluate credit deterioration in its insured financial obligations and (b) the insurance enterprise’s surveillance or watch list.

SFAS No. 163 (FASB ASC 944) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities. Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of SFAS No. 163 (FASB ASC 944). Except for those disclosures, earlier application is not permitted. The management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

On May 22, 2009, the FASB issued FASB Statement No. 164 (FASB ASC 958), “ Not-for-Profit Entities: Mergers and Acquisitions ”. SFAS No. 164 (FASB ASC 958) is intended to improve the relevance, representational faithfulness, and comparability of the information that a not-for-profit entity provides in its financial reports about a combination with one or more other not-for-profit entities, businesses, or nonprofit activities. To accomplish that, this Statement establishes principles and requirements for how a not-for-profit entity:

a.	Determines whether a combination is a merger or an acquisition.
b.	Applies the carryover method in accounting for a merger.
c.	Applies the acquisition method in accounting for an acquisition, including determining which of the combining entities the acquirer is.
d.	Determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of a merger or an acquisition.

This Statement also improves the information a not-for-profit entity provides about goodwill and other intangible assets after an acquisition by amending FASB Statement No. 142, Goodwill and Other Intangible Assets , to make it fully applicable to not-for-profit entities.

SFAS No. 164 (FASB ASC 958) is effective for mergers occurring on or after December 15, 2009, and acquisitions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2009. Early application is prohibited. The management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

On May 28, 2009, the FASB issued FASB Statement No. 165 (FASB ASC 855), “ Subsequent Events .” SFAS No. 165 (FASB ASC 855) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS No. 165 (FASB ASC 855) provides:

1.
The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the financial statements of the Company.

In June 2009, the FASB issued FASB Statement No. 166 (FASB ASC 860), “ Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140 .” SFAS No. 166 (FASB ASC 860) is a revision to FASB Statement No. 140 “ Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ” and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.

This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. The management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In June 2009, the FASB issued FASB Statement No. 167 (FASB ASC 810), "Amendments to FASB Interpretation No. 46(R ).” SFAS No. 167 (FASB ASC 810) amends certain requirements of FASB Interpretation No. 46(R), “ Consolidation of Variable Interest Entities ” and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.

This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

BLOGGERWAVE INC.
(FORMERLY ELEVATED CONCEPTS, INC.)
NOTES TO FINANCIAL STATEMENTS - RESTATED
DECEMBER 31, 2009, AND 2008

In June 2009, the FASB issued FASB Statement No. 168 (FASB ASC 105), " The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162 .” SFAS No. 168 (FASB ASC 105) establishes the FASB Accounting Standards Codification (the "Codification") to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (“GAAP”). The Codification did not change GAAP but reorganizes the literature.

SFAS No. 168 (FASB ASC 105) is effective for interim and annual periods ending after September 15, 2009. The adoption of this accounting pronouncement did not have a material impact on the financial statements of the Company.

(10)       Subsequent Events

On January 20, 2010, the Company effected a 7-for-1 forward stock split of its issued and outstanding common stock. The accompanying financial statements have been adjusted accordingly to reflect this forward stock split.

On January 22, 2010, the Company entered into an Advisory Board Member Agreement with Peter Hewitt ("Hewitt Agreement"). Per the terms of the Hewitt Agreement, Mr. Hewitt shall serve for a period of two years as an advisor to the Company for business development and growth strategies, and other advisory services as determined from time to time by the Board of Directors. As consideration for the Hewitt Agreement, Mr. Hewitt will receive a one-time payment of $10,000, and 211,750 shares of the Company's common stock (post forward stock split).

On January 22, 2010, the Company entered into an Advisory Board Member Agreement with Midstone Consulting Ltd., the principal of which is Louis Yerolemou ("Yerolemou Agreement"). Per the terms of the Yerolemou Agreement, Mr. Yerolemou shall serve for a period of two years as an advisor to the Company for business development and growth strategies, and other advisory services as determined from time to time by the Board of Directors. As consideration for the Yerolemou Agreement, Mr. Yerolemou will receive a one-time payment of $10,000, and 211,750 shares of the Company's common stock (post forward stock split).

On January 27, 2010, the Board of Directors of the Company approved a change in the Company's fiscal year end from September 30th to December 31st.

On January 28, 2010, the Company announced that it had received its new symbol, and that its common stock was now trading under the symbol BLGW.OB.

On February 9, 2010, the Company announced the appointment of Peter Hewitt to its newly created Advisory Board.

On February 11, 2010, the Company announced the appointment of Louis Yeromelou to its newly created Advisory Board.

On February 22, 2010, the Company announced that it has relocated its corporate headquarters to Mountainview, CA.

On March 2, 2010, the Company announced the opening of new office space in Denmark to accommodate the Registrants business growth.

On March 4, 2010, the Company announced it had launched a new corporate website created for shareholders and potential investors.

On March 16, 2010, the Company announced that it had extended its contract with Buzzamedia, a viral marketing platform in Scandinavia. The contract will include all of Scandinavia and the United Kingdom.

On March 18, 2010, the Company announced that it had contracted to run all marketing and advertising in 2010 for “Green Hearts Natural Charcoal Briquettes,” a barbeque product created for the American market.

27,187,500  Shares

PROSPECTUS

                          , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

The Company’s Bylaws provide for indemnification of current and former directors (and, at the discretion of the Board, current officers, employees and agents) against certain liabilities. Pursuant to the Bylaws, such individuals will be indemnified for any action, judgment, criminal proceeding or administrative action, including an action by or in the right of the Company, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him in connection with the action, suit or proceeding in arising from such person’s position with the Company.  The Board may also cause the Company to indemnify current or former directors and officers, employees and agents of a corporation of which the Company is or was a shareholder.

The Company’s Articles of Incorporation, as amended, further provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of any director or officer (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of Section 78.300 of the of the Nevada Revised Statues.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the registration of the shares is as follows:

SEC Registration	$47.35
Accounting Fees and Expenses	$1,000
Legal Fees and Expenses	$25,000
Printing Costs	$0
Miscellaneous Expenses	$500

Total	$26,547.35

Recent Sales of Unregistered Securities.

On September 9, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bloggerwave APS, a company incorporated under the laws of Denmark (“APS”). Pursuant to the terms and conditions of the Merger Agreement, we issued, in exchange for all of the issued and outstanding shares of APS, (i) an aggregate of 5,000,000 shares of our common stock to the shareholders of APS (the “APS Shareholders”) on the basis of 50,000 restricted shares of the Company for each one share held of record by the APS Shareholders and (ii) 3,000,000 shares of our common stock to the management of APS (“APS Management”).

The shares of common stock were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, and/or Regulation D, as promulgated by the SEC under the Securities Act.

On January 22, 2010, the Company entered into advisory board member agreements with two individuals.  Pursuant to the terms of the agreements, the Company issued an aggregate amount of 211,750 shares of the Company’s common stock to each respective advisor, for an aggregate issuance of 423,500 shares of the Company’s common stock.

The shares of common stock were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, and/or Regulation D, as promulgated by the SEC under the Securities Act.

On June 8, 2010, the Company entered into a consulting agreement with Envisionte, LLC, an Arizona limited liability company (“Envisionte”). Pursuant to the terms and conditions of the consulting agreement, the Company issued 300,000 shares of the Company’s common stock to Envisionte.

The shares of common stock were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, and/or Regulation D, as promulgated by the SEC under the Securities Act.

Exhibits.

Exhibit No.	Description

2.1
Merger Agreement between Elevated Concepts, Inc. and Bloggerwave, Inc. dated September 9, 2009 (Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on September 14, 2009)

3.1	Articles of Incorporation, dated July 2, 2006 (Incorporated by reference to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 14, 2008).

3.2	Certificate of Amendment to Articles of Incorporation, dated November 19, 2009 (Incorporated by reference to the Company’s Form 10-KT/A filed November 19, 2010)

3.3	Bylaws (Incorporated by reference to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 14, 2008).

5.1	Form of Legal Opinion of Lucosky Brookman LLP*

10.1
Authorized Reseller Agreement between Elevated Concepts Inc. and Salomatkin&  Partners, dated April 16, 2009 (Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on April 20, 2009).

10.2	Advisory Board Member Agreement between Bloggerwave, Inc. and Peter Hewitt dated January 22, 2010 (Filed with the SEC on February 11, 2010 as part of our Current Report on Form 8-K)

10.3
Advisory Board Member Agreement between Bloggerwave, Inc. and Midstone Consulting, Ltd. dated January 22, 2010 (Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on February 11, 2010).

10.4	Consulting Agreement between Bloggerwave, Inc and Envisionte, LLC dated June 8, 2010 (Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on June 14, 2010).

10.5	Form of Subscription Agreement (Incorporated by reference to the Company’s Registration Statement on Form S-1/A, as filed with the SEC on October 20, 2008).

10.6	Form of Subscription Agreement (Incorporated by reference to the Company’s Registration Statement on Form S-1/A, as filed with the SEC on October 21, 2008).

10.7
Reserve Equity Financing Agreement, dated December 13, 2010, by and between Bloggerwave, Inc. and AGS Capital Group, LLC (Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on February 11, 2011).

10.8
Registration Rights Agreement, dated December 13, 2010, by and between Bloggerwave, Inc. and AGS Capital Group, LLC (Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on February 11, 2011).

21.1	List of Subsidiaries (Incorporated by reference to the Company’s Form 10-SB/A, as filed with the SEC on April 18, 2007).

23.1	Consent of M&K CPAS, PLLC*

Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act, Bloggerwave, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, California, on February 11, 2011.

By:	/s/ Ulrik Svane Thomsen
Ulrik Svane Thomsen
Chief Executive Officer (Principal Executive Officer)
Chief Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ulrik Svane Thomsen	President, Chief Executive Officer,	February 11, 2011
Ulrik Svane Thomsen	Chief Financial Officer, Treasurer, Director

/s/ Jacob W. Lemmeke	Director, Secretary	February 11, 2011
Jacob W. Lemmeke